                                                                  EXHIBIT 10.32


                               CREDIT FACILITIES
                                      AND
                            REIMBURSEMENT AGREEMENT


                                  by and among


                    REPUBLIC INDUSTRIES, INC., as Borrower,


                  NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION
                       THE FIRST NATIONAL BANK OF BOSTON,
                          THE BANK OF NOVA SCOTIA,
                     THE FIRST NATIONAL BANK OF CHICAGO,
              SUNTRUST BANK, SOUTH FLORIDA, NATIONAL ASSOCIATION,
                     UNITED STATES NATIONAL BANK OF OREGON,
                              ABN AMRO BANK N.V.,
                             THE BANK OF NEW YORK,
                     BARNETT BANK OF BROWARD COUNTY, N.A.,
                        CREDIT LYONNAIS NEW YORK BRANCH
                   CREDIT LYONNAIS CAYMAN ISLAND BRANCH, and
                              LTCB TRUST COMPANY,
                                   as Lenders

                                      and

             NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, as Agent

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON,
                                  as Co-Agent


                               December 19, 1995

                               TABLE OF CONTENTS

                                                                                                                     Page

                                                            ARTICLE I

                                                         Definitions and Terms

1.01  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.02  Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
1.03  Cross References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
1.04  Accounting and Financial Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
1.05  General Provisions Relating to Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                            ARTICLE II

                                                            The Loans

2.01  Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
2.02  Competitive Bid Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.03  Payment of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
2.04  Payment of Principal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.05  Non-Conforming Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.06  Borrower's Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
2.07  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
2.08  Pro Rata Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
2.09  Reductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
2.10  Increase and Decrease in Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
2.11  Conversions and Elections of Subsequent Interest Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
2.12  Revolving Credit Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
2.13  Deficiency Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
2.14  Adjustments by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
2.15  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
2.16  Swing Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
2.17  Additional Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                           ARTICLE III

                                                        Letters of Credit

3.01  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
3.02  Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
3.03  Letter of Credit Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
3.04  Administrative Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                                            ARTICLE IV

                                                 Yield Protection and Illegality

4.01  Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
4.02  Suspension of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
4.03  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

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                                                                                                                     Page
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4.04  Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
4.05  Alternate Loan and Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
4.06  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                            ARTICLE V

                                              Conditions to Making Loans and Issuing
                                                        Letters of Credit

5.01  Conditions of Initial Advance and Issuance of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . .  49
5.02  Conditions of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
5.03  Supplements to Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                            ARTICLE VI

                                                  Representations and Warranties

6.01  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                                           ARTICLE VII

                                                      Affirmative Covenants

7.01  Financial Reports, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
7.02  Maintain Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.03  Existence, Qualification, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.04  Regulations and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.05  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
7.06  True Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
7.07  Pay Indebtedness to Lenders and Perform Other Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
7.08  Right of Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
7.09  Observe all Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
7.10  Covenants Extending to Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
7.11  Officer's Knowledge of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
7.12  Suits or Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
7.13  Notice of Discharge of Hazardous Material or Environmental Complaint  . . . . . . . . . . . . . . . . . . . . .  62
7.14  Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
7.15  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
7.16  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
7.17  Continued Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
7.18  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
7.19  New Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

                                                           ARTICLE VIII

                                                        Negative Covenants

8.01  Indebtedness to Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
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8.02  Consolidated Fixed Charge Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.03  Indebtedness to EBITDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.04  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.05  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
8.06  Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
8.07  Investments; Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
8.08  Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
8.09  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
8.10  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
8.11  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
8.12  Dissolution, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

                                                            ARTICLE IX

                                                Events of Default and Acceleration

9.01  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
9.02  Agent to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
9.03  Cumulative Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
9.04  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
9.05  Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
9.06  Allocation of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

                                                            ARTICLE X

                                                            The Agent

10.01  Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
10.02  Attorneys-in-fact  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
10.03  Limitation on Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
10.04  Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
10.05  Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
10.06  No Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
10.07  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
10.08  Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
10.09  Resignation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
10.10  Sharing of Payments, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
10.11  One Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

                                                            ARTICLE XI

                                                          Miscellaneous

11.01  Assignments and Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
11.02  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
11.03  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
11.04  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
11.05  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
11.06  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
11.07  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
11.08  WAIVERS BY BORROWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
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
11.09   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
11.10   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
11.11   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
11.12   Headings and References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
11.13   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
11.14   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
11.15   Agreement Controls . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
11.16   Usury Savings Clause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
11.17   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

EXHIBIT A    Applicable Commitment Percentages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
EXHIBIT B    Form of Assignment and Acceptance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
EXHIBIT C    Notice of Appointment (or Revocation) of Authorized Representative . . . . . . . . . . . . . . . . . . .  107
EXHIBIT D    Form of Borrowing Notice--Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
EXHIBIT E    Form of Competitive Bid Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
EXHIBIT F    Form of Guaranty Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
EXHIBIT G    Permitted Acquisitions Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133
EXHIBIT H    Form of Revolving Credit Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 138
EXHIBIT I    Interest Rate Selection Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 141
EXHIBIT J    Form of Competitive Bid Quote Request . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 142
EXHIBIT K    Form of Competitive Bid Quote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143
EXHIBIT L-1  Form of Opinion of Borrower's Counsel                                                         . . . . . . 145
EXHIBIT F-2  Form of Opinion of Guarantors' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
EXHIBIT M    Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 147

Schedule 1.01      Existing Letters of Credit
Schedule 6.01(d)   Subsidiaries and Investments
Schedule 6.01(f)   Contingent Liabilities
Schedule 6.01(g)   Liens
Schedule 6.01(j)   Litigation
Schedule 6.01(p)   ERISA Matters
Schedule 6.01(r)   Environmental Issues
Schedule 7.05      Existing Insurance
Schedule 8.04      Indebtedness
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                CREDIT FACILITIES AND REIMBURSEMENT AGREEMENT


         THIS CREDIT FACILITIES AND REIMBURSEMENT AGREEMENT, dated as of December 19, 1995 (the "Agreement"), is made by and among:

         REPUBLIC INDUSTRIES, INC., a Delaware corporation having its principal place of business in Ft. Lauderdale, Florida (the "Borrower"); and

         NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America and having its principal place of business in Miami, Florida ("NationsBank"), THE FIRST NATIONAL BANK OF BOSTON, each other lender signatory hereto on the Closing Date and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 11.01 (hereinafter NationsBank and such other lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

         NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, the "Agent"); and

      THE FIRST NATIONAL BANK OF BOSTON, in its capacity as co-agent (the "Co-Agent");

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a Revolving Credit Facility, including sublimits for issuance of letters of credit in amount not exceeding $35,000,000, of up to $250,000,000, the proceeds of which shall be used to repay certain existing indebtedness of the Borrower and for general corporate purposes; and

         WHEREAS, the Lenders are willing to make available such Revolving Credit Facility to the Borrower upon the terms and conditions set forth herein;

         NOW, THEREFORE, the Borrower, the Lenders, the Agent and the Co-Agent hereby agree as follows:

                                   ARTICLE I

                             Definitions and Terms


         1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

              "Absolute Rate" has the meaning assigned to such term in
         Section 2.02(c)(ii)(C) hereof;

              "Advance" means a borrowing under (i) the Revolving Credit Facility, consisting of the aggregate principal amount of a Base Rate Loan or a Eurodollar Loan, as the case may be or (ii) the Swing Line consisting of Base Rate Loans or (iii) the Competitive Bid Facility consisting of Competitive Bid Loans;

              "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower; (ii) which beneficially owns or holds 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of the Borrower; or (iii) 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise;

              "Applicable Commitment Percentage" means, for each Lender with respect to the Revolving Credit Facility (including its Participations and its obligations hereunder to NationsBank to acquire Participations) (each a type of "credit exposure"), a fraction (expressed as a percentage), (A) the numerator of which shall be the then amount of such Lender's Revolving Credit Commitment (which Revolving Credit Commitment for each Lender as of the Effective Date is as set forth in Exhibit A attached hereto and incorporated herein by this reference), and (B) the denominator of which shall be, respectively, the Total Revolving Credit Commitment; provided that each Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 11.01 hereof and any voluntary or mandatory reductions in such committed amounts;

              "Applicable Margin" means for each Eurodollar Loan the interest on which is computed by reference to the Eurodollar Rate or Base Rate Loan, the interest on which is computed by reference to the Base Rate, as the case may be, (i) for the period from the Effective Date through the date of receipt by the Agent of a Compliance Certificate in respect of the fiscal period of the Borrower and its Subsidiaries ending December 31, 1995, 5/16% per annum in the case of a Eurodollar Loan and 0% in the case of a Base Rate Loan, and
         (ii) thereafter that percent per annum set forth below, which shall be
         (a) determined as of each Determination Date and furnished to the Agent not later than the time set forth in Section 7.01(a) and (b) hereof (the "Compliance Date") and (c) applicable from the Compliance Date until receipt of a Compliance Certificate in respect of a subsequent fiscal quarter, based upon the ratio of (X) Consolidated Funded Indebtedness as at the Determination Date to (Y) Consolidated EBITDA for the Four-Quarter Period of Borrower ended at the Determination Date, as specified below:

                                                               Applicable Margin
                                                               -----------------
         Funded Indebtedness                                Eurodollar         Base
            /EBITDA Ratio                                      Rate            Rate
         -------------------                                ----------         ----
         a)  Equal to or Greater
             than 2.50 to 1.00 but
             Less than 3.00 to 1.00                             7/8%            1/4%

         b)  Equal to or Greater than
             2.00 to 1.00 but Less
             than 2.50 to 1.00                                  3/4%              0%

         c)  Equal to or Greater than
             1.50 to 1.00 but Less
             than 2.00 to 1.00                                  1/2%              0%

         d)  Less than 1.50 to 1.00                            5/16%              0%

              "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit executed by the Borrower from time to time and delivered to NationsBank to support the issuance of Letters of Credit;

              "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to
         Section 11.01;

              "Authorized Representative" means any of the Chairman, Vice Chairmen, President, Executive Vice Presidents or Vice Presidents of the Borrower and, with respect to financial matters, the Treasurer or Chief Financial Officer of the

         Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C;

              "Base Rate" means the sum of (a) the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus one-half of one percent (1/2%), each change in such Base Rate to be effective as of the effective date of any change in the Prime Rate or the Federal Funds Effective Rate giving rise thereto and (b) the Applicable Margin;

               "Base Rate Loan" means a Loan for which the rate of interest is determined by reference to the Base Rate;

               "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

               "Borrower's Account" means a demand deposit account number 3750682241, or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the Agent;

               "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility, in the form attached hereto as Exhibit D;

               "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in the States of Florida, North Carolina and New York are authorized or obligated by law, executive order or governmental decree to be closed;

               "Capital Expenditures" means for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during that period that are for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower, plus (ii) with respect to any Capital Lease entered into by the Borrower or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate that rate used in the preparation of the financial statements described in Section 7.01(a) hereof), all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance;

               "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting Principles as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof;

               "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent;

               "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder;

               "Competitive Bid Borrowing" has the meaning assigned to such term in Section 2.02 hereof;

               "Competitive Bid Facility" means the facility described in
         Section 2.02 hereof providing for Competitive Bid Loans to the Borrower;

               "Competitive Bid Loan Commitment" means the amount which a Lender has offered to loan to the Borrower pursuant to a Competitive Bid Quote by such Lender not to exceed in the aggregate fifty percent (50%) of the Total Revolving Credit Commitment;

               "Competitive Bid Loans" means the Loans bearing interest at an Absolute Rate or a Eurodollar Competitive Rate provided for in Section
         2.02 hereof;

               "Competitive Bid Notes" means, collectively, the promissory notes of the Borrower with respect to Competitive Bid Loans provided for by Section 2.02 hereof executed and delivered to the Lenders as provided in Section 2.07(c) substantially in the form attached hereto as Exhibit E and incorporated herein by reference, with appropriate insertions as to dates and names of Lenders, and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be amended, modified or supplemented and in effect from time to time;

               "Competitive Bid Quote" means an offer in accordance with
         Section 2.02 hereof by a Lender to make a Competitive Bid Loan with one single specified interest rate;

               "Competitive Bid Quote Request" has the meaning assigned to such term in Section 2.02 hereof;

               "Compliance Certificate" means a certificate in the form of Exhibit M furnished to the Agent and Lenders by the Borrower pursuant to Section 7.01 hereof;

               "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 6.01(f)(i) hereof;

               "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof during such period, the sum of, without duplication, (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense during such period, plus (iii) taxes on income during such period, plus (iv) amortization during such period, plus (v) depreciation during such period, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; provided, however, that with respect to any Permitted Acquisition which is accounted for as a "purchase", for the Four-Quarter Period following such acquisition, the Consolidated EBITDA shall include the results of operations of the Person or assets so acquired which amounts shall be determined on an historical pro forma basis in form and substance satisfactory to the Agent so long as the Borrower has furnished to the Agent financial information acceptable to the Agent with respect to the Person or assets which are the subject of such Permitted Acquisition;

               "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a) Consolidated EBITDA minus dividends of the Borrower and Capital Expenditures of the Borrower and its Subsidiaries to (b) Consolidated Interest Expense;

               "Consolidated Funded Indebtedness" means Funded Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis;

               "Consolidated Indebtedness" means all Indebtedness of the Borrower and its Subsidiaries, all determined on a consolidated basis;

               "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of a Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

               "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries, less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; but excluding all non-cash, non-recurring and extraordinary gains or losses, all as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

               "Consolidated Shareholders' Equity" means at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding intercompany items among the Borrower and its Subsidiaries and any upward adjustment after the Effective Date due to revaluation of assets): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), minus (iii) the amount of any foreign currency translation adjustment which is included in the equity section of the consolidated balance sheet (whether positive or negative) minus (iv) the absolute value of any treasury stock and the absolute value of any stock subscription receivables, as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

               "Consolidated Total Assets" means assets of the Borrower and its Subsidiaries as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

               "Consolidated Total Capitalization" means, as at any time as of which the amount thereof is to be determined, the sum of Consolidated Funded Indebtedness plus Consolidated Shareholders' Equity;

               "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such Person in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

                          (1)   to purchase such Indebtedness or other
                 obligation or any property or assets constituting security therefor;

                          (2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

                          (3)  to grant or convey any lien, security
                 interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

                          (4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

                          (5)  otherwise to assure the owner of the
                 Indebtedness or such obligation of the primary obligor against loss in respect thereof;

         with respect to Contingent Obligations (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the present value of the amount which can reasonably be expected to become an actual or matured liability;

                 "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder;

                 "Determination Date" means the last day of each fiscal quarterly period of the Borrower.

                 "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

                 "Effective Date" means the date all of the conditions set forth in Section 5.01 have been satisfied;

                 "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Required
         Lenders:

                          (a)  Government Securities;

                          (b)  the following debt securities of the
               following agencies or instrumentalities of the United States of America if at all times the full faith and credit of the United States of America is pledged to the full and timely payment of all interest and principal thereof:

                                (i) all direct or fully guaranteed obligations of the United States Treasury; and

                               (ii)   mortgage-backed securities and
                          participation certificates guaranteed by the
                          Government National Mortgage Association;

                          (c) the following obligations of the following agencies or instrumentalities of the United States of America:

                                (i)    participation certificates and debt
                          obligations of the Federal Home Loan Mortgage Corporation;

                               (ii)    consolidated debt obligations, and
                          obligations secured by a letter of credit, of the Federal Home Loan Banks; and

                              (iii) debt obligations and mortgage-backed securities of the Federal National Mortgage Association which have not had the interest portion thereof severed therefrom;

                          (d) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;

                          (e) interest bearing demand or time deposits issued by NationsBank or certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated A-3 or better by S&P or A or better by Moody's;

                          (f)  Repurchase Agreements;

                          (g)  Pre-Refunded Municipal Obligations;

                          (h)   shares of mutual funds which invest in
                 obligations described in paragraphs (a) through (g) above, the shares of which mutual funds are at all times rated "AAA" by S&P; and

                          (i) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P-1" by Moody's.

                 Obligations listed in paragraphs (a), (b) and (c) above which are in book-entry form must be held in a trust account with the Federal Reserve Bank or with a clearing corporation or chain of clearing corporations which has an account with the Federal Reserve Bank;

                 "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other applicable statute, law, ordinance, code, rule, regulation, order or decree, of the United States or any foreign nation or any province, territory, state, protectorate or other political subdivision thereof, regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material;

                 "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date;

                 "Euro Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England and New York, New York;

                 "Eurodollar Competitive Rate" means, for the Interest Period for any Competitive Bid Rate Loan at a Eurodollar Competitive Rate, the rate of interest per annum determined pursuant to the following formula:

                          Interbank Offered Rate
         Eurodollar       ----------------------
         Competitive =    1-Eurodollar Reserve     + or - a Margin
         Rate                  Percentage

                 "Eurodollar Loan" means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate;

                 "Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans or Competitive Bid Loans at the Eurodollar Competitive Rate is determined), whether or not any Lender has any Eurocurrency liabilities subject to such requirements without benefits of credits or proration, exceptions or offsets that may be available from time to time to any Lender. The Eurodollar Revolver Rate and the Eurodollar Competitive Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                 "Eurodollar Revolver Rate" means, for the Interest Period for any Eurodollar Loan, the rate of interest per annum determined pursuant to the following formula:

         Eurodollar               Interbank Offered Rate             Applicable
          Revolver     =     ---------------------------------    +    Margin
            Rate             1 - Eurodollar Reserve Percentage


                 "Event of Default" means any of the occurrences set forth as such in Section 9.01 hereof;

                 "Existing Letters of Credit" means those Letters of Credit issued by the Co-Agent and/or NationsBank of South Carolina, N.A. which are outstanding on the Closing Date and described in Schedule
         1.01 attached hereto;

                 "Facility Fee" means (i) from the Effective Date through the receipt by the Agent of a Compliance Certificate in respect of the Borrower and its Subsidiaries ending on December 31, 1995, 3/16% per annum times the Total Revolving Credit Commitment, and (ii) thereafter for each period beginning on the date of receipt by the Agent of a Compliance Certificate in respect of any quarterly fiscal period of the Borrower and its Subsidiaries ending on or after December 31, 1995 and ending on the date next following receipt by the Agent of a Compliance Certificate in respect of a subsequent fiscal quarter, that percent per annum set forth below opposite the ratio of (x) Consolidated Funded Indebtedness to (y) Consolidated EBITDA for the Four-Quarter Period ended at the Determination Date times the Total Revolving Credit Commitment:

                 Funded Indebtedness                                Facility
                      to EBITDA                                        Fee
                 -------------------                                --------
         (a)  Equal to or Greater than 2.50
              to 1.00 but Less than 3.00 to
              1.00                                                     3/8%

         (b)  Equal to or Greater than 2.00
              to 1.00 but Less than 2.50 to
              1.00                                                     1/4%

         (c)  Equal to or Greater than 1.50
              to 1.00 but Less than 2.00 to
              1.00                                                     1/4%

         (d)  Less than 1.50 to 1.00                                  3/16%

                 "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

                 "Fiscal Year" means the period of the Borrower beginning on the first day of January of each calendar year and ending on December 31 of such calendar year;

                 "Four-Quarter Period" means a period of four full consecutive quarterly periods, taken together as one accounting period;

                 "Funded Indebtedness" means all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements) and undrawn amounts of letters of credit;

                 "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended;

                 "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America;

                 "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether a state of the United States, the United States or foreign nation, state, province or other governmental instrumentality;

                 "Guarantors" means, collectively, (i) all Material Subsidiaries and (ii) any other Person who shall become a Material Subsidiary after the Closing Date and shall execute and deliver to the Agent a Guaranty as provided in Section 7.19 hereof;

                 "Guaranty" means each Guaranty and Suretyship Agreement of a Guarantor (whether delivered individually or jointly and severally with other Guarantors) in favor of the Agent in the form of Exhibit F guaranteeing in whole or in part the payment of Obligations, as the same may be amended, modified or supplemented;

                 "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law;

                 "Indebtedness" means with respect to any Person, without duplication, all Funded Indebtedness, all indebtedness of such Person for the acquisition of property, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations and other items which in accordance with Generally Accepted Accounting Principles is classified as a liability on a balance sheet; but excluding all accounts payable and accruals, in each case in the ordinary course of business and only so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include partners' capital, surplus and retained earnings, minority interest in Subsidiaries, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits and reserves, and deferred compensation obligations;

                 "Interbank Offered Rate" means, with respect to any Eurodollar Loan or any Competitive Bid Loan at a Eurodollar Competitive Rate, for the Interest Period applicable thereto, the average (rounded upward to the nearest one-sixteenth (1/16th) of one percent) per annum rate of interest determined by the office of the Agent or, in the case of a Competitive Bid Loan, any Lender, then determining such rate (each such determination to be conclusive and binding) as of two Euro Business Days prior to the first day of such Interest Period, as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by the Agent or such Lender to major banks in the applicable interbank market for Eurodollar deposits at any time selected by the Agent during the Euro Business Day which is the second Euro Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of the Eurodollar Loan or Competitive Bid Loan at the Eurodollar Competitive Rate. If no such offers or quotes are generally available for such amount, the Agent or such Lender shall be entitled to determine the Eurodollar Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quote or offers were generally available;

                 "Interest Period" (a) for each Eurodollar Loan means a period commencing on the date such Eurodollar Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan, and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Representative three (3) Euro Business Days prior to the beginning of such Interest Period; provided, that,

                      (i) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) Euro Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan bearing interest at the Base Rate, as of the first day thereof;

                     (ii) if an Interest Period for a Eurodollar Loan would end on a day which is not a Euro Business Day such Interest Period shall be extended to the next Euro Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Euro Business Day); and

                    (iii) on any day, with respect to all Revolving Credit Loans there shall not be more than ten (10) Interest Periods in effect on any day;

                 (b) for each Competitive Bid Loan at an Absolute Rate means the period commencing on the date of such Loan and ending on such date as may be mutually agreed upon by the Borrower and the Lender or Lenders making such Competitive Bid Loan or Loans, as the case may be, comprising such Competitive Bid Loan; provided that no Interest Period for a Competitive Bid Loan at an Absolute Rate shall be for a period of not less than seven nor greater than 90 days;

                 (c) for each Competitive Bid Loan at a Eurodollar Competitive Rate means the period commencing on the date such Competitive Bid Loan is made and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified by the Borrower to such Lender by the Authorized Representative three (3) Euro Business Days prior to the beginning of such Interest Period provided that if an Interest Period for such Loan would end on a day which is not a Euro Business Day, such Interest Period shall be extended to the next Euro Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end in the next preceding Euro Business Day).

                 "Issuing Bank" or "Issuing Banks" means any of NationsBank and, in the case of the Existing Letters of Credit only, The First National Bank of Boston or NationsBank of South Carolina, N.A., as issuers of Letters of Credit;

                 "LC Account Agreement" means the LC Account Agreement dated as of the date hereof between the Borrower and the Agent, as amended or modified from time to time;

                 "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Authorized Representative and the Agent as the office by which its Loans are to be made and maintained;

                 "Letter of Credit" means (i) a standby letter of credit issued by NationsBank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower and (ii) each of the Existing Letters of Credit;

                 "Letter of Credit Commitment" means with respect to each Lender, the obligation of such Lender to acquire Letter of Credit Participations up to an aggregate stated amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

                 "Letter of Credit Facility" means the facility described in
         Article III hereof providing for the issuance by NationsBank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment;

                 "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which either of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes;

                 "Loan" or "Loans" means any of the Revolving Credit Loans or Swing Line Loans or Competitive Bid Loans;

                 "Loan Documents" means this Agreement, the Notes, the Guaranties, Applications and Agreements for Letters of Credit, the LC Account Agreement and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of any Lender or the Agent in connection with the Loans or the Letters of Credit made, issued or created under this Agreement as the same may be amended, modified or supplemented from time to time;

                 "Material Subsidiary" means any Subsidiary which either (i) has assets having a book value equal to or greater than ten percent (10%) of the Consolidated Total Assets, or (ii) has net income equal to or greater than 10% of the Consolidated Net Income. Borrower and Guarantors will at all times have aggregate assets and net income which equal not less than 80% of Consolidated Total Assets and Consolidated Net Income, respectively;

                 "Moody's" means Moody's Investors Service, Inc., a Delaware corporation;

                 "Multi-employer Plan" means an employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in

         Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

                 "Notes" means, collectively, the Revolving Credit Notes, the Swing Line Note and the Competitive Bid Notes which are to be delivered to the Lenders;

                 "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations, (iii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans;

                 "Quotation Date" has the meaning assigned to such term in
         Section 2.02 hereof;

                 "Outstanding Credit Obligations" means the sum of (i) the Revolving Credit Debit Balance, (ii) Outstanding Letters of Credit,
         (iii) Swing Line Outstanding and (iv) outstanding Competitive Bid Loans, all as at the date of determination;

                 "Outstanding Letters of Credit" means all undrawn amounts of Letters of Credit plus Reimbursement Obligations;

                 "Participation" means, with respect to any Lender (other than NationsBank or the Co-Agent, as the case may be), the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Swing Line Loan made or Letter of Credit issued by NationsBank in accordance with the terms hereof or the liability of the Co-Agent in respect of Existing Letters of Credit;

                 "Permitted Acquisition" means an acquisition of a Person or the assets of a Person effected with the consent and approval of the Board of Directors or other applicable governing body of such Person and the duly obtained approval of such shareholders or other holders of equity interests in such Person as may be required to be obtained under applicable law, the charter documents of or any shareholder agreements or similar agreements pertaining to such Person, which Person derives the majority of its revenues from service or service related activities or engages in other business or owns other assets which support or compliment these service revenues, provided that (i) after giving effect to such acquisition no Default or Event of Default exists hereunder and (ii) after giving effect to such acquisition if the Person or assets so acquired shall either be a Material Subsidiary or owned by a

         Material Subsidiary, such Subsidiary shall have complied in all respects with Section 7.19;

                 "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

                 "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity,
         (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants;

                 "Prime Rate" means the rate of interest per annum announced publicly by the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Agent;

                 "Principal Office" means the office of the Agent at Independence Center, Charlotte, North Carolina 28255, Attention:
         Corporate Loan Support or such other office and address as the Agent may from time to time designate;

                 "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

                 "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

                 "Regulatory Change" means any change effective after the Effective Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, including with respect to "highly leveraged transactions," whether or not having the force of law, whether or not failure to comply therewith would be unlawful (but if not unlawful, noncompliance with which would have the effect in the good faith judgment of the affected Lender of imposing additional administrative or regulatory burdens or consequences, costs or other adverse effects on such Lenders) and, to the knowledge of the affected Lender, not published or proposed prior to the date hereof;

                 "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the Issuing Bank and the Lenders to the extent of their respective Participations (including by the receipt by the Issuing Bank of proceeds of Loans pursuant to Section 3.02) for amounts theretofore paid by the Issuing Bank or the Lenders pursuant to a drawing under such Letter of Credit;

                 "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's;

                 "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 51% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "Credit
         Exposure" of each Lender shall be equal at all times (a) other than following the occurrence and during the continuance of an Event of Default, to its Revolving Credit Commitment, and (b) following the occurrence and during the continuance of an Event of Default, to the aggregate principal amount of the Revolving Credit Loans and Competitive Bid Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Credit Commitment plus the amount of such Lender's Applicable Commitment Percentage of Swing Line Loans and Outstanding Letters of Credit and of the Reimbursement Obligations; provided that, if any Lender shall have failed to pay to NationsBank its Applicable Commitment Percentage of any Swing Line Loan or drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to Swing Line Loans, Letters of Credit, Reimbursement Obligations and the Letter of Credit Commitment shall be deemed to be held by NationsBank for purposes of this definition;

                 "Revolving Credit Advance Account" means an account on the books of the Agent in which

                      (i) each Advance by the Agent pursuant to Section 2.01(a) shall be debited thereto by recording therein on the date of such Advance a debit entry in the amount of such Advance; and

                     (ii) each payment made to the Agent for credit to the Revolving Credit Advance Account shall be credited thereto by recording therein on the date paid to the Agent a credit entry in the amount of such payment;

                 "Revolving Credit Commitment" means with respect to each Lender, the obligation of such Lender to make Loans to the Borrower and purchase Participations up to an aggregate principal amount at any one time outstanding equal to such Lender's percentage as set forth on Exhibit A attached hereto of the Total Revolving Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

                 "Revolving Credit Debit Balance" means an amount equal to the excess, if any, of all debit entries over all credit entries recorded in the Revolving Credit Advance Account of the Agent up to and including the date of computation;

                 "Revolving Credit Facility" means the facility described in
         Section 2.01(a) hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount of the Total Revolving Credit Commitment less the aggregate amount of Swing Line Outstanding and Outstanding Letters of Credit and outstanding Competitive Bid Loans;

                 "Revolving Credit Loan" means a Loan made pursuant to the Revolving Credit Facility;

                 "Revolving Credit Notes" means, collectively, the promissory notes of the Borrower evidencing Loans executed and delivered to the Lenders as provided in Section 2.07(a) hereof substantially in the form attached hereto as Exhibit H, with appropriate insertions as to amounts, dates and names of Lenders;

                 "Revolving Credit Termination Date" means (i) December 19, 1998 or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 9.01 upon the occurrence of an

         Event of Default, or (iii) such date as the Borrower may voluntarily permanently terminate the Revolving Credit Facility and the Competitive Bid Facility by payment in full of all Obligations (including the discharge of all Obligations of NationsBank and the Lenders with respect to Letters of Credit and Participations and Competitive Bid Loans);

                 "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc.;

                 "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is not a Multi-employer Plan;

                 "Solvent" means, when used with respect to any Person, that at the time of determination:

                          (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

                         (ii) it is then able and expects to be able to pay its debts as they mature; and

                        (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                 "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries;

                 "Swap Agreement" means one or more agreements with respect to Indebtedness evidenced by the Notes between the Borrower and another Person, on terms mutually acceptable to such Borrower and such Person, which agreements create Rate Hedging Obligations;

                 "Swing Line" means the revolving line of credit established by NationsBank in favor of the Borrower pursuant to Section 2.16;

                 "Swing Line Loans" means Loans made by NationsBank to Borrower pursuant to Section 2.16;

                 "Swing Line Note" means the promissory note of the Borrower evidencing Swing Line Loans executed and delivered to NationsBank as provided in Section 2.07(c) hereof as the same shall be amended, modified or supplemented and in effect from time to time;

                 "Swing Line Outstanding" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding;

                 "Total Letter of Credit Commitment" means an amount not to exceed $35,000,000;

                 "Total Revolving Credit Commitment" means an amount not to exceed $250,000,000, as reduced from time to time in accordance with
         Section 2.09 and Section 2.10, which shall be made available by the Lenders to the Borrower during the period from the date hereof until the Revolving Credit Termination Date.


         1.02 Use of Defined Terms. Terms for which meanings are provided in this Agreement shall, unless otherwise defined or the context otherwise requires, have such meanings when used in the Notes, each Borrowing Notice, each Compliance Certificate, each Loan Document and each notice and other communication delivered from time to time in connection with this Agreement or any instrument hereafter executed pursuant hereto.

         1.03 Cross References. Unless otherwise specified, references in this Agreement and in each Loan Document to any Article or Section are references to such Article or Section of this Agreement or such Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Section, Article or definition.

         1.04 Accounting and Financial Determinations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable, be made in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis except insofar as:

                 (a) the Borrower shall have elected (with the concurrence of its independent public accountant and upon prior written notification to the Lenders) to adopt more recently promulgated Generally Accepted Accounting Principles (which election shall continue to be effective for subsequent years); and

                 (b) the Agent and the Required Lenders shall have consented to such election (it being understood that such consent may be conditioned upon the implementation of such changes to Sections
         8.01 through 8.03 as are appropriate to
         reflect such adoption of more recently promulgated Generally Accepted Accounting Principles and it being further understood that such consent shall be deemed to have been given upon the implementation of such changes).

         1.05 General Provisions Relating to Definitions. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "including" means including, without limiting the generality of any description preceding such term. Each reference herein to any Person shall include a reference to such Person's successors and assigns. References to any instrument defined in this Agreement refer to such instrument as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

                                   ARTICLE II

                                   The Loans

         2.01 Commitments

         (a) Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrower, from time to time from the Effective Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower under the Revolving Credit Facility on any day determined by its Applicable Commitment Percentage of the Total Revolving Credit Commitment up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of the Revolving Credit Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each such Advance, the principal amount of Outstanding Credit Obligations shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day in the case of a Base Rate Loan and on a Euro Business Day in the case of a Eurodollar Loan, from the Effective Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (x) no Eurodollar Loan that is a Revolving Credit Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (y) each Eurodollar Loan may, subject to the provisions of Section 2.11, be repaid only on the last day of the Interest Period with respect thereto.

         (b) Amounts. Except as otherwise permitted by the Lenders from time to time, the aggregate unpaid principal amount of the Outstanding Credit Obligations shall not exceed at any time an amount equal to the Total Revolving Credit Commitment. Each Loan under the Revolving Credit Facility (except as provided in Section 2.16 hereof as to Swing Line Loans) and each conversion (under any of the Revolving Credit Facility) under Section 2.11 shall be in a principal amount of at least $1,000,000, and, if greater than $1,000,000, an integral multiple of $100,000.

         (c) Advances and Rate Selection. (i) An Authorized Representative shall give the Agent (1) at least three (3) Euro Business Days' irrevocable telephonic notice of each Eurodollar Loan (whether representing an additional borrowing hereunder or the conversion of borrowing hereunder from Base Rate Loans or other Eurodollar Loans to Eurodollar Loans) prior to 10:30 A.M., Charlotte, North Carolina time; and (2) irrevocable telephonic notice of each Base Rate Loan representing an additional borrowing hereunder prior to 10:30 A.M. Charlotte, North Carolina time on the day of such proposed Base Rate Loan. Each such Borrowing Notice, which shall be effective upon receipt by the Agent, shall specify the amount of the borrowing, the type (Base or Eurodollar) of Loan, the date of borrowing and, if a Eurodollar Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of a Borrowing Notice, for additional Advances, or in the form attached hereto as Exhibit I as to selection or conversion of interest rates as to outstanding Loans, in each case with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The duration of the initial Interest Period for each Loan that is a Eurodollar Loan shall be as specified in the initial Borrowing Notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert the Loans (other than Swing Line Loans) in accordance with Section 2.11 hereof. If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed hereby and by Section 2.11 hereof, the Borrower shall be deemed to have elected as to any Revolving Credit Loan, to convert such Loan to (or continue such Loan as) a Base Rate Loan bearing interest at the Base Rate until the Borrower notifies the Agent in accordance herewith and with this Section and Section 2.11.

         (ii) Notice of receipt of each Borrowing Notice shall be provided by the Agent to each Lender by telefacsimile with reasonable promptness, but not later than 1:00 P.M., Charlotte, North Carolina time on the same day as Agent's receipt of such notice. The Agent shall provide each Lender written notice of such telephonic confirmation by telefacsimile transmission but failure to provide such notice shall not affect the validity of such telephonic notice.

         (iii) Not later than 2:00 P.M., Charlotte, North Carolina time on the date specified for each Advance, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Loan or Loans to be made by it on such day available to the Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative.

         (iv) Notwithstanding the foregoing, if a drawing is made under any Letter of Credit prior to the Revolving Credit Termination Date which is not immediately repaid by the Borrower to the Issuing Bank, the Issuing Bank shall be paid by the Agent without the requirement of notice from the Borrower from immediately available funds which shall be advanced by NationsBank under the Swing Line (provided that a Swing Line Loan shall then be available). If a drawing is presented under any Letter of Credit in accordance with the terms thereof and if a Swing Line Loan in the amount of such draw shall not be available and Borrower shall not immediately reimburse the Issuing Bank for the amount of such draw or payment, then notice of such drawing or payment shall be provided promptly by the Issuing Bank to the Agent and the Agent shall provide notice to each Lender by telephone. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 12:00 noon Charlotte, North Carolina time on any Business Day, the Borrower shall be deemed to have requested, and each Lender shall, pursuant to the conditions of this Agreement, make a Base Rate Loan under the Revolving Credit Facility in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. Charlotte, North Carolina time on the same Business Day. If notice to the Lenders is given by the Agent after 12:00 noon Charlotte, North Carolina time on any Business Day, the Borrower shall be deemed to have requested, and each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make a Base Rate Loan under the Revolving Credit Facility in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 12:00 noon Charlotte, North Carolina time on the next following Business Day. Such Base Rate Loan shall continue unless and until the Borrower converts such Base Rate Loan in accordance with the terms of Section 2.11 hereof.

         2.02    Competitive Bid Loans.

                 (a) In addition to Revolving Credit Loans, at any time prior to the Revolving Credit Termination Date and provided no Default or Event of Default exists hereunder, the Borrower may, as set forth in this Section 2.02, request the Lenders to make offers to make Competitive Bid Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.02. There may be no more than ten (10) different Interest Periods for both Revolving Credit Loans and Competitive Bid Loans outstanding at the same time (for which purpose Interest Periods for each Eurodollar Loan and each Competitive Bid Loan shall be deemed to be different Interest Periods even if they are coterminous). The aggregate principal amount of all outstanding Competitive Bid Loans, together with the sum of all other Outstanding Credit Obligations, shall not exceed the Total Revolving Credit Commitment at any time. The aggregate principal amount of all outstanding Competitive Bid Loans shall not exceed fifty percent (50%) of the Total Revolving Credit Commitment at any time.

                 (b) When the Borrower wishes to request offers to make Competitive Bid Loans, it shall give the Agent and the Lenders notice (a "Competitive Bid Quote Request") to be received no later than 11:00 a.m. Charlotte, North Carolina time on (A) the fourth Business Day prior to the date of borrowing proposed therein, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Business Day next preceding the date of borrowing proposed therein, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Absolute Rate (or, in any such case, such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree). The Borrower may request offers to make Competitive Bid Loans for up to three (3) different Interest Periods in a single notice; provided that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate borrowing (a "Competitive Bid Borrowing") and there shall not be outstanding at any one time more than six (6) Competitive Bid Borrowings. Each such Competitive Bid Quote Request shall be substantially in the form of Exhibit J attached hereto and incorporated herein by reference and shall specify as to each Competitive Bid Borrowing:

                      (i) the proposed date of such borrowing, which shall be a Business Day;

                     (ii) the aggregate amount of such Competitive Bid Borrowing, which shall be at least $1,000,000 (or in increments of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.02(a) hereof to be violated;

                    (iii) the duration of the Interest Period applicable thereto;

                     (iv) whether the Competitive Bid Quote Request for a particular Interest Period is seeking quotes for Competitive Bid Loans at the Absolute Rate or the Eurodollar Competitive Rate; and

                      (v) the date on which the Competitive Bid Quotes are to be submitted if it is before the proposed date of borrowing (the date on which such Competitive Bid Quotes are to be submitted is called the "Quotation Date").

Except as otherwise provided in this Section 2.02(b), no more than two (2) Competitive Bid Quote Requests shall be given within five (5) Business Days (or such other number of days as the Borrower and the Agent, with the consent of the Required Lenders, may agree) of any other Competitive Bid Quote Request.

                 (c)  (i)  Each Lender may submit one or more
Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request; provided that, if the Borrower's request under Section 2.02(b) hereof specified more than one Interest Period, such Lender may make a single submission containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be submitted to the Borrower not later than 9:30 a.m. Charlotte, North Carolina time on (A) the third Business Day prior to the proposed date of borrowing, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Quotation Date, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Absolute Rate (or, in any such case, such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree) provided that if NationsBank is receiving quotes as provided in Section 2.02(g), any Competitive Bid Quote may be submitted by NationsBank (or its applicable Lending Office) only if NationsBank (or such applicable Lending Office) notifies the Borrower of the terms of the offer contained therein not later than 9:15 a.m. Charlotte, North Carolina time on the Quotation Date. Subject to Articles IV, V and IX hereof, any Competitive Bid Quote so made shall be irrevocable except with the consent of the Agent given on the instructions of the Borrower.

                          (ii)  Each Competitive Bid Quote shall be
substantially in the form of Exhibit K attached hereto and incorporated herein by reference and shall specify:

                                  (A)      the proposed date of borrowing and
                 the Interest Period therefor;

                                  (B)      the principal amount of the
                 Competitive Bid Loan for which each such offer is being made, which principal amount shall be at least $1,000,000 (or in increments of $100,000 in excess thereof); provided that the aggregate principal amount of all Competitive Bid Loans for which a Lender submits Competitive Bid Quotes may not exceed the principal amount of the Competitive Bid Borrowing for a particular Interest Period for which offers were requested;

                                  (C)      in the case of a Competitive Bid
                 Quote for Competitive Bid Loans at an Absolute Rate, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) offered for each such Competitive Bid Loan (the "Absolute Rate");

                                  (D)      in the case of a Competitive Bid
                 Quote for Competitive Bid Loans at the Eurodollar Competitive Rate, the Eurodollar Competitive Rate; and

                                  (E)      the identity of the quoting Lender.

Unless otherwise agreed by the Agent and the Borrower, no Competitive Bid Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request and, in particular, no Competitive Bid Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Competitive Bid Loan for which such Competitive Bid Quote is being made. Any subsequent Competitive Bid Quote submitted by a Lender that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request shall be disregarded by the Borrower unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote.

                 (d)    The Borrower shall (A) in the case of a Competetive
Bid Loan at an Absolute Rate, as promptly as practicable after the Competitive Bid Quote is submitted (but in any event not later than 10:30 a.m. Charlotte, North Carolina time on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree) or
(B) in the case of a Competitive Bid Loan at a Eurodollar Competitive Rate, the third Business Day prior to the proposed date of borrowing), notify the Agent and Lenders of (A) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received as well as the ranges of bids submitted for each Interest Period requested, (B) the respective principal amounts and Absolute Rates or Eurodollar Competitive Rates, as the case may be, so offered by each Lender (identifying the Lender that made each Competitive Bid Quote), and (C) its acceptance or nonacceptance of the Competitive Bid Quotes and the Borrower shall promptly notify each affected Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (provided that any Competitive Bid Quote accepted in part shall be at least $1,000,000 or in increments of $100,000 in excess thereof); provided that:

                      (i)  the aggregate principal amount of each
         Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                     (ii) the aggregate principal amount of each Competitive Bid Borrowing shall be at least $5,000,000 (or an increment of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.02(a) hereof to be violated;

                    (iii) except as provided below, acceptance of Competitive Bid Quotes for any Interest Period may be made only in ascending order of Absolute Rates or Eurodollar Competitive Rates, as the case may be, beginning with the lowest rate so offered; and

                     (iv) the Borrower may not accept any Competitive Bid Quote where such Competitive Bid Quote fails to comply with Section 2.02(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.02(a) hereof).

Any of the conditions above notwithstanding, the Borrower may, in its sole discretion, accept a Competitive Bid Quote that does not contain the lowest Absolute Rate or Eurodollar Competitive Rates, as the case may be, where acceptance of the Competitive Bid Quote containing the lowest Absolute Rate or Eurodollar Competitive Rate, as the case may be, would cause the Outstanding Credit Obligations of a Lender or Lenders offering the lowest Absolute Rate or Eurodollar Competitive Rate, as the case may be, to exceed the Total Revolving Credit Commitment.

         If Competitive Bid Quotes are made by two or more Lenders with the same Absolute Rates or Eurodollar Competitive Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which Competitive Bid Quotes are accepted for the related Interest Period after the acceptance of all Competitive Bid Quotes, if any, of all lower Absolute Rates or Eurodollar Competitive Rates, as the case may be, offered by any Lender for such related Interest Period, the principal amount of Competitive Bid Loans in respect of which such Competitive Bid Quotes are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $500,000 or in increments of $100,000 in excess thereof) in proportion to the aggregate principal amount of such Competitive Bid Quotes. Determinations by the Borrower of the amounts of Competitive Bid Loans and the lowest bid after adjustment as provided in Section 2.02(d)(iii) shall be conclusive in the absence of manifest error.

                 (e) Any Lender whose offer to make any Competitive Bid Loan has been accepted shall, not later than 1:00 p.m. Charlotte, North Carolina time on the date specified for the making of such Loan, make the amount of such Loan available to the Borrower to the Borrower's Account or otherwise as shall be directed by the Authorized Representative in Dollars and in immediately available funds.

                 (f) From time to time, the Borrower shall furnish such information to the Agent as the Agent may request relating to the making of Competitive Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof.

                 (g) The Borrower may request the Agent to receive the Competitive Bid Quotes, in which event the Agent shall (A) in the case of a Competitive Bid Loan at the Absolute Rate, as promptly as practicable after the Competitive Bid Quote is submitted (but in no event later than 10:00 a.m., Charlotte, North Carolina time on the Quotation Date) or (B) in the case of a Competitive Bid Loan at the Eurodollar Competitive Rate, by 10:00 a.m. New York, New York time on the date a Competitive Quote is submitted, notify the Borrower of the terms of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.02(c) hereof. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received and (B) the respective principal amounts and Absolute Rates or Eurodollar Competitive Rate, as the case may be, offered by each Lender (identifying the Lender that made each Competitive Bid Quote). Not later than 10:30 a.m. Charlotte, North Carolina time on (A) the third Business Day prior to the proposed date of borrowing, in the case of Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Quotation Date (or, in any such case, such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the Competitive Bid Quotes so notified to it (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance) and the Agent shall promptly notify each affected Lender. Together with each notice of a request for Competitive Bid Quotes, which the Borrower requires the Agent to issue pursuant to this paragraph (g), the Borrower shall pay to the Agent for the account of the Agent a bid administration fee of $1,500.00.

         2.03 Payment of Interest. (a) The Borrower shall pay interest (i) to the Agent at the Principal Office for the account of each Lender on the outstanding and unpaid principal amount of each Revolving Credit Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the Eurodollar Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided, (ii) to the Lender at its Lending Office making each Competitive Bid Loan, at the applicable Absolute Rate or Eurodollar Competitive Rate, as the case may be, and (iii) to the Agent in the case of each Swing Line Loan, at the Base Rate; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter (i) in the case of a Eurodollar Loan, at a rate of two percent (2%) above the Applicable Eurodollar Rate for such Eurodollar Loan, (ii) in the case of a Base Rate Loan, at a rate of interest per annum which shall be two percent (2%) above the Base Rate, and (iii) in the case of a Competitive Bid Loan, at a rate of interest per annum which shall be two percent (2%) above the Absolute Rate or Eurodollar Competitive Rate, as the case may be, for such Competitive Bid Loan, or (in each case) the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

         (b) Interest on the outstanding principal balance of each Loan shall be computed on the basis of (x) in the case of a Eurodollar Loan a year of 360 days and calculated for the actual number of days elapsed and (y) in the case of a Base Rate Loan, a year of 365-366 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid (a) quarterly in arrears on the last Business Day of each December, March, June or September, commencing December 31, 1995, on each Base Rate Loan,

(b) on the last day of the applicable Interest Period for each Eurodollar Loan and Competitive Bid Loan, but in no event less frequently than at the end of each three month period and (c) upon payment in full of the principal amount of such Loan.

         2.04 Payment of Principal. The principal amount of the Revolving Credit Debit Balance and all Swing Line Outstanding shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date, or earlier as herein expressly provided. The principal amount of all Competitive Bid Loans shall be due and payable to the Lender making such Competitive Bid Loan in full on the last day of the Interest Period therefor, or earlier as herein expressly provided. The principal amount of Eurodollar Loans and Competitive Bid Loans may only be prepaid at the end of the applicable Interest Period, unless the Borrower shall pay to the Agent for the account of the Lenders the amount, if any, required under Section 4.04.
The Borrower shall furnish the Agent telephonic notice of its intention to make a principal payment (including Competitive Bid Loans) prior to 11:00 A.M. Charlotte, North Carolina time on the date of such payment. All payments of principal shall be in the amount of $500,000 or such greater amount which is an integral multiple of $100,000.

         2.05    Non-Conforming Payments.     (a)     Each payment of principal
(including any prepayment) and payment of interest shall be made to the Agent at the Principal Office, for the account of each Lender's applicable Lending Office, in Dollars and in immediately available funds before 12:30 P.M. Charlotte, North Carolina time on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent.

         (b) The Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made both (a) in Dollars and in immediately available funds and (b) prior to 12:30 P.M. Charlotte, North Carolina time on the date payment is due to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any non-conforming payment may constitute or become a Default or Event of Default. The Agent shall give prompt telephonic notice to the Authorized Representative and each of the Lenders (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the respective rates of interest per annum specified in Section 2.03(a) in respect of late payments of interest, from the date such amount was due and payable until the date such amount is paid in full (but in no event less than the period from the date of such payment to the next succeeding Business Day).

         (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.

         2.06 Borrower's Account. The Borrower shall continuously maintain the Borrower's Account for the purposes herein contemplated.

         2.07 Notes. (a) Revolving Credit Loans made by each Lender, shall be evidenced by, and be repayable with interest in accordance with the terms of, the Revolving Credit Note payable to the order of such Lender in the amount of its Applicable Commitment Percentage of the Total Revolving Credit Commitment, which Revolving Credit Note shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

         (b) Competitive Bid Loans made by any Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, the Competitive Bid Note payable to the order of such Lender in the amount of 50% of the Total Revolving Credit Commitment (but the aggregate outstanding principal amount of Competitive Bid Loans may not at any time exceed fifty percent (50%) of the Total Revolving Credit Commitment) which shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

         (c) Swing Line Loans made by NationsBank shall be evidenced by the Swing Line Note in the principal amount of $10,000,000, and shall be repayable with interest in accordance with the terms of the Swing Line Note dated the Closing Date and duly executed and delivered by the Borrower.

         2.08 Pro Rata Payments. Except as otherwise provided herein, (a) each payment and prepayment on account of the principal of and interest on the Loans (other than Competitive Bid Loans and Swing Line Loans) and the fees described in Sections 2.12 and 2.13 hereof shall be made to the Agent in the aggregate amount payable to the Lenders for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) each payment of principal and interest on the Competitive Bid Loans shall be made to the Agent for the account of the respective Lender making such Competitive Bid Loan, (c) each payment of principal and interest on Swing Line Loans shall be made to the Agent for the account of NationsBank, (d) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim, and (e) the Agent will distribute such payments when received to the Lenders as provided for herein.

         2.09 Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time (but not more frequently than twice during each Fiscal Year), upon not less than five (5) Business Days written notice to the Agent to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, and shall permanently reduce the Total Revolving Credit Commitment of the Lenders pro rata. No such reduction shall be permitted that results in the payment of any Eurodollar Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section 4.04. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Credit Notes to the extent that the sum of the Outstanding Credit Obligations exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid.

         2.10 Increase and Decrease in Amounts. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower shall be reduced by the aggregate amount of all Swing Line Outstanding and Outstanding Letters of Credit and outstanding Competitive Bid Loans.

         2.11 Conversions and Elections of Subsequent Interest Periods. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 4.01(b), 4.02 and 4.03 hereof, the Borrower may:

         (a) upon notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time on any Business Day convert all or a part of Eurodollar Loans that are Revolving Credit Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Loans; and

         (b) on three (3) Euro Business Days' notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time:

                 (i) elect a subsequent Interest Period for all or a portion of Eurodollar Loans to begin on the last day of the current Interest Period for such Eurodollar Loans; or

                (ii) convert Base Rate Loans (other than Swing Line Loans) to Eurodollar Loans on any Eurodollar Business Day; and

         Notice of any such elections or conversions shall specify the effective date of such election or conversion and, with respect to Eurodollar Loans, the Interest Period to be applicable to the Loan as continued or converted. Each election and conversion pursuant to this Section 2.11 shall be subject to the limitations on Eurodollar Loans set forth in the definition of "Interest Period" herein and in Section 4.01 and
Article IV hereof. All such continuations or conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

         2.12 Revolving Credit Facility Fee. For the period beginning on the Effective Date and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages of the Revolving Credit Facility, the Facility Fee. Such payments of fees provided for in this Section
2.12 shall be due in arrears on the last Business Day of each December, March, June and September beginning December 31, 1995 to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated). Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 365-366 days for the actual number of days elapsed.

         2.13 Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender.
Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the applicable Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its applicable Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the date such deficiency advance is made.

         2.14 Adjustments by Agent. Notwithstanding the construction of "pro rata" to mean based on the Applicable Commitment

Percentages and any provisions contained herein for the advancement of funds or distribution of payments on a pro rata basis, the Agent may, in its discretion, but shall not be obligated to, adjust downward or upward (but not in excess of any applicable Revolving Credit Commitment) the principal amount of any Loan to be made by any Lender to the nearest amount which is evenly divisible by $100, and make appropriate related adjustment in the distribution of payments of principal and interest on the Loans.

         2.15 Use of Proceeds. The proceeds of the Loans made pursuant to the Revolving Credit Facility and the Swing Line hereunder shall be used by the Borrower and its Subsidiaries to finance Capital Expenditures and Permitted Acquisitions and for other working capital and general corporate needs of the Borrower and its Subsidiaries.

         2.16 Swing Line. Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, NationsBank shall make available Swing Line Loans to the Borrower prior to the Revolving Credit Termination Date. NationsBank shall not make any Swing Line Loan pursuant hereto (i) if the Borrower is not in compliance with all the conditions to the making of Revolving Credit Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstanding exceeds $10,000,000, or (iii) if after giving effect to such Swing Line Loan, the sum of the Outstanding Credit Obligations exceed the Total Revolving Credit Commitment. Loans made pursuant to this Section
2.16 shall be limited to Loans bearing interest at the Base Rate unless NationsBank and Borrower shall agree otherwise.

                (i) On each Business Day, in the absence of contrary instructions from the Borrower (by telephone confirmed in writing), NationsBank shall make a Swing Line Loan by funding the Borrower's Account with NationsBank through credits to such account to the extent necessary based on the balance in the account on such day in order to fund that day's presentments for payment against the account. Upon each Advance, the Borrower shall be indebted to NationsBank in the amount of the Advance, plus interest thereon, in accordance with the terms and conditions hereof.

               (ii) Not later than 3:00 P.M. (Charlotte, North Carolina time) on each Business Day on which Advances under the Swing Line are to be made, NationsBank shall inform the Borrower by telephone of the amount of such Advances.

              (iii) All Advances made by NationsBank under the Swing Line pursuant to this Section 2.16 outstanding on any day shall bear interest at the Base Rate unless NationsBank shall agree otherwise.

             (iv) The Borrower and each Lender which is or may become a party hereto acknowledge that all Swing Line Loans are to be made solely by NationsBank to the Borrower but that such Lender shall share the risk of loss with respect to such Advances in an amount equal to such Lender's Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by NationsBank, each Lender shall, according to its Lender's Applicable Commitment Percentage of such Swing Line Loan, promptly provide to NationsBank its purchase price therefor in an amount equal to its Participation therein. Any Advance made by a Lender pursuant to demand of NationsBank of the purchase price of its Participation shall be deemed a Base Rate Loan ending on the next following Business Day, which shall be extended automatically until the Borrower converts such Base Rate Loan in accordance with the terms of Section 2.11 hereof. The obligation of each Lender to so provide its purchase price to NationsBank shall be absolute and unconditional and shall not be affected by the occurrence of a Default or an Event of Default or any other occurrence or event.

         Borrower at its option may request an Advance as a Revolving Credit Loan pursuant to Section 2.01 in an amount sufficient to repay any or all Swing Line Loans on any date and the Agent shall upon the receipt of such Advance, provide to NationsBank the amount necessary to repay such Swing Line Loan or Loans (which NationsBank shall then apply to such repayment) and credit any balance of the Revolving Credit Loan in immediately available funds to the Borrower's Account. The proceeds of such Advances shall be paid to NationsBank for application to the Swing Line Outstanding and the Lenders shall then be deemed to have made Revolving Credit Loans in the amount of such Advances. The Swing Line shall continue to be available until the earlier of (i) occurrence of a Default or an Event of Default, or (ii) the Revolving Credit Termination Date.

         2.17 Additional Fees. In addition to any fees described above, the Borrower agrees to pay to the Agent and NationsBank such other fees as may be agreed to in a separate writing or writings.

                                  ARTICLE III

                               Letters of Credit

         3.01 Letters of Credit. NationsBank agrees, subject to the terms and conditions of this Agreement, upon request and for the account of Borrower, to issue from time to time Letters of Credit upon delivery to NationsBank of an Application and Agreement for Letter of Credit in form and content acceptable to NationsBank; provided, that the Outstanding Letters of Credit shall not exceed the Total Letter of Credit Commitment. No Letter of Credit shall be issued by NationsBank with an expiry date or payment date occurring subsequent to the fifth Business Day preceding the Revolving Credit Termination Date. NationsBank shall not be required to issue any Letter of Credit if the Outstanding Credit Obligations when added to the face amount of any requested Letter of Credit exceed the Total Revolving Credit Commitment. The Co-Agent shall notify the Agent of any extension, amendment or renewal of any Existing Letter of Credit.

         3.02    Reimbursement.

                 (a) The Borrower hereby unconditionally agrees immediately to pay to NationsBank on demand at the Principal Office, in the case of NationsBank and its Lending Office, in the case of the Co-Agent, all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Bank in connection with the Letters of Credit and in any event and without demand to place in possession of the Issuing Bank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.01 hereof) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Borrower's obligations to pay the Issuing Bank under this Section 3.02, and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. The Issuing Bank agrees to give the Borrower prompt written notice of any request for a draw under a Letter of Credit. The Issuing Bank may charge any account the Borrower may have with it for any and all amounts the Issuing Bank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Bank and the Borrower; provided that to the extent permitted by
Section 2.01(c)(iv), such amounts shall be paid pursuant to Swing Line Loans or Advances under the Revolving Credit Facility. The Borrower agrees that the Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Borrower agrees to pay the Issuing Bank interest on any amounts not paid when due hereunder at the Base Rate plus two percent (2%), or the maximum rate permitted by applicable law, if lower.

                 (b) In accordance with the provisions of Section 2.01 hereof, the Issuing Bank shall notify the Agent (and shall also notify the Borrower) of any drawing under any Letter of Credit as promptly as practicable following the receipt by NationsBank of such drawing.

                 (c) Each Lender (other than the Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the Issuing Bank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay the Issuing Bank under
Section 3.02(a), each Lender (other than the Issuing Bank) shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the Issuing Bank as hereinafter described, its Applicable Commitment Percentage of the liability of the Issuing Bank under such Letter of Credit. Prior to the Revolving Credit Termination Date, each Lender (including the Issuing Bank in its capacity as a Lender) shall, subject to the terms and conditions of Article II, make a Revolving Credit Loan bearing interest at the Base Rate to the Borrower by paying to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any drawing under a Letter of Credit, all as described and pursuant to Section 2.01(c)(iv). With respect to drawings under any of the Letters of Credit, each Lender, upon receipt from the Agent of notice of a drawing in the manner described in
Section 2.01(c)(iv), shall promptly pay to the Agent for the account of the Issuing Bank, prior to the applicable time set forth in Section 2.01(c)(iv), its Applicable Commitment Percentage of such drawing. Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest) in the related Reimbursement Obligation of the Borrower. The Reimbursement Obligations of the Borrower shall be immediately due and payable whether by Advances made in accordance with Section 2.01(c)(iv) or otherwise. Each Lender's obligation to make payment to the Agent for the account of the Issuing Bank pursuant to this
Section 3.02(c), and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of the Issuing Bank in full upon such request as required by this Section 3.02(c), such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.01(b) until such Lender pays such amount to the Agent for the account of the Issuing Bank in full at the interest rate per annum for overnight borrowing by NationsBank from the Federal Reserve Bank.

                 (d) As soon as practical following the issuance of a Letter of Credit, NationsBank shall notify the Agent, and the Agent shall notify each Lender, of the date of issuance of such Letter of Credit, the stated amount and the expiry date of such Letter of Credit. Promptly following the end of each calendar quarter, NationsBank shall deliver to the Agent, and the Agent shall deliver to each Lender, a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, NationsBank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Outstanding Letter of Credit.

                 (e) The issuance by NationsBank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5.01 hereof, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to NationsBank consistent with the then current practices and procedures of NationsBank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as NationsBank shall have reasonably requested consistent with such practices and procedures. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

                 (f) Without duplication of Section 10.07 hereof, the Borrower hereby agrees to defend, indemnify and hold harmless the Issuing Bank, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which the Issuing Bank, such other Lender or the Agent may incur (or which may be claimed against the Issuing Bank, such other Lender or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified after final adjudication thereof or (ii) caused by the failure of the Issuing Bank to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The provisions of this Section 3.02(f) shall survive repayment of the Obligations, the occurrence of the Revolving Credit Termination Date, and expiration or termination of this Agreement.

                 (g) Without limiting Borrower's rights to raise claims as set forth in Section 3.02(f) above, the obligation of the Borrower to immediately reimburse the Issuing Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related applications for any Letter of Credit, including, under the following circumstances:

                      (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related Documents");

                     (ii) any amendment or waiver of or any consent to or departure from all or any of the Related Documents;

                    (iii) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Agent, Lenders or any other person or entity, whether in connection with the Loan Documents, the Related Documents or any unrelated transaction;

                     (iv) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person;

                      (v) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                     (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Agent, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement; or

                    (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained herein shall be deemed to release the Issuing Bank or any other Lender of any liability for actual loss arising as a result of its gross negligence or willful misconduct or out of the wrongful dishonor by NationsBank of a proper demand for payment made under and strictly complying with the terms of any Letter of Credit.

         3.03 Letter of Credit Fee. The Borrower agrees to pay (i) to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee on the aggregate amount available to be drawn on each Outstanding Letter of Credit at a rate equal to the Applicable Margin to the Eurodollar Rate as in effect from time to time and (ii) to the Issuing Bank, as issuer of each Letter of Credit, an issuance fee equal to .125% per annum of the aggregate amount available to be drawn on each Outstanding Letter of Credit. Such payments of fees provided for in this

Section 3.03 shall be due with respect to each Letter of Credit quarterly in arrears on the last day of each December, March, June and September, commencing on the first such date following the issuance of a Letter of Credit under this Agreement. Such fees shall be calculated on the basis of a year of 365-366 days for the actual number of days elapsed.

         3.04 Administrative Fees. The Borrower shall pay to the Issuing Bank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Issuing Bank and the Borrower shall agree from time to time.

                                   ARTICLE IV

                        Yield Protection and Illegality

         4.01 Additional Costs. (a) The Borrower shall promptly pay to the Agent for the account of a Lender from time to time, without duplication, such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which it determines are attributable to its making or maintaining any Loan or its obligation to make any Loans, or the issuance or maintenance by the Issuing Bank of or any other Lender's Participation in any Letter of Credit issued hereunder, or any reduction in any amount receivable by such Lender under this Agreement, the Notes or the Letters of Credit in respect of any of such Loans or such obligation or the Letters of Credit, including reductions in the rate of return on a Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"), resulting from any Regulatory Change which:
(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Notes in respect of any of such Loans or Letters of Credit (other than taxes imposed on or measured by the income, revenues or assets of any Lender); or (ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (other than any such reserve, deposit or requirement reflected in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, in each case computed in accordance with the respective definitions of such terms set forth in Section
1.01 hereof); or (iii) has or would have the effect of reducing the rate of return on capital of any such Lender or corporation controlling such Lender to a level below that which the Lender or corporation controlling such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy); or (iv) imposes any other condition adversely affecting the Agent or the Lenders under this Agreement, the Notes or the issuance or maintenance of, or any Lender's Participation in, the Letters of Credit (or any of such extensions of credit or liabilities). Each Lender will notify the Authorized Representative and the Agent of any event occurring after the Effective Date which would entitle it to compensation pursuant to this Section 4.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         (b) Without limiting the effect of the foregoing provisions of this Section 4.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on Eurodollar Loans or Competitive Bid Loans at the Eurodollar Competitive Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes Eurodollar Loans or Competitive Bid Loans at the

Eurodollar Competitive Rate (by way of illustration only and not limitation, an increase in reserve requirements on a Lender's eurodollar deposit liabilities above a specified dollar amount percentage of its capital) or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the other Lenders, the obligation hereunder of such Lender to make, and to convert Base Rate Loans into, Eurodollar Loans that are the subject of such restrictions shall be suspended until the date such Regulatory Change ceases to be in effect and the Borrower shall, on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Loans convert such Eurodollar Loans into Base Rate Loans; provided, however, that the suspension of such obligation and the conversion of any Eurodollar Loans into Base Rate Loans shall apply only to any Lender who is affected by such restrictions and who has provided such notice to the other Lenders, and the obligation of the other Lenders to make, and to convert Base Rate Loans into Eurodollar Loans shall not be affected by such restrictions. In the event that the obligation of some, but not all of the Lenders to make, or to convert Base Rate Loans into Eurodollar Loans or Competitive Bid Loans at the Eurodollar Competitive Rate is suspended, then any request by the Borrower during the pendency of such suspension for a Eurodollar Loan or Competitive Bid Loans at the Eurodollar Competitive Rate shall be deemed a request for such Eurodollar Loan or Competitive Bid Loans at the Eurodollar Competitive Rate from the Lender(s) not subject to such suspension and for a Base Rate Loan or Competitive Bid Loan at an Absolute Rate from the Lender(s) who are subject to such suspension, as to Eurodollar Loans and Base Rate Loans, in each case in the respective amounts based on the Lenders' respective Revolving Credit Commitments and Reserve Line Commitments, as applicable.

         (c) Determinations by any Lender for purposes of this Section 4.01 of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make, Loans or by NationsBank as issuer of any Letter of Credit of the effect of any Regulatory Change on its costs in connection with the issuance or maintenance of, or any other Lender's Participation in, any Letter of Credit issued hereunder, or on amounts receivable by any Lender in respect of Loans or Letters of Credit, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be made on a reasonable basis taking into account such Lender's reasonable policies as to the allocation of capital, costs and other items. The Lender requesting such compensation shall furnish to the Authorized Representative and the Agent an explanation of the Regulatory Change and calculations, in reasonable detail, setting forth such Lender's determination of any such Additional Costs.

         4.02 Suspension of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Loan or Competitive Bid Loan at a Eurodollar Competitive Rate for any Interest Period, the Agent or, with respect to a Competitive Bid Loan at the Eurodollar

Competitive Rate, any Lender determines (which determination made on a reasonable basis shall be conclusive absent manifest error) that:

                 (a) quotations of interest rates for the relevant deposits referred to in the definitions of a Eurodollar Revolver Rate or Eurodollar Competitive Rate in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Eurodollar Loan or Competitive Bid Loan as provided in this Agreement; or

                 (b) the relevant rates of interest referred to in the definition of "Interbank Offered Rate" in Section 1.01 hereof upon the basis of which the Eurodollar Revolver Rate or Eurodollar Competitive Rate for such Interest Period is to be determined do not adequately reflect the cost to the Lenders or in the case of a Competitive Bid Loan, the Lender making such Loan of making or maintaining such Eurodollar Loan or Competitive Bid Loan for such Interest Period (which determination shall be made on a reasonable basis by the Agent or such Lender, as the case may be, and the Person making such determination shall furnish the Authorized Representative evidence of the facts leading to such determination);

then the Agent or Lender, as the case may be, shall give the Authorized Representative prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurodollar Loans or Competitive Bid Loans or the Eurodollar Competitive Rate that are subject to such condition, or to convert Loans into Eurodollar Loans, and the Borrower shall on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Loans, as applicable, convert such Eurodollar Loans into another Eurodollar Loan which is not subject to the same or similar condition, or Base Rate Loans. The Agent or such Lender, as the case may be, shall give the Authorized Representative notice describing in reasonable detail any event or condition described in this Section 4.02 promptly following the determination by the Agent or such Lender, as the case may be, that the availability of Eurodollar Loans or Competitive Bid Loans at a Eurodollar Competitive Rate is, or is to be, suspended as a result thereof.

         4.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain Eurodollar Loans or Competitive Bid Loans at a Eurodollar Competitive Rate hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or continue Eurodollar Loans or Competitive Bid Loans at a Eurodollar Competitive Rate, or convert Base Rate Loans into Eurodollar Loans, shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans or Competitive Bid Loans at a Eurodollar Competitive Rate, and such Lender's outstanding

Eurodollar Loans shall be converted into Base Rate Loans in accordance with
Section 2.11 hereof.

         4.04 Compensation. The Borrower shall promptly pay to each Lender, upon the request of such Lender, such amount or amounts as shall be sufficient (in the reasonable determination of Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

                 (a) any payment, prepayment or conversion of a Eurodollar Loan or Competitive Bid Loans at a Eurodollar Competitive Rate on a date other than the last day of the Interest Period for such Eurodollar Loan or Competitive Bid Loans at a Eurodollar Competitive Rate, including without limitation any conversion required pursuant to this Article IV; or

                 (b) any failure by the Borrower to borrow, convert or prepay a Eurodollar Loan or Competitive Bid Loan at a Eurodollar Competitive Rate on the date for such borrowing, conversion or prepayment specified in the relevant Borrowing Notice, Competitive Bid Quote Request, interest rate selection notice or prepayment notice under Article II hereof;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing or conversion) at the applicable rate of interest for such Loan provided for herein over (ii) the Interbank Offered Rate (as reasonably determined by the Agent or the applicable Lender in the case of a Competitive Bid Loan) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A determination of a Lender as to the amounts payable pursuant to this Section 4.04 shall be conclusive, provided that such determinations are made on a reasonable basis. The Lender requesting compensation under this Section 4.04 shall furnish to the Authorized Representative and the Agent calculations in reasonable detail setting forth such Lender's determination of the amount of such compensation.

         4.05 Alternate Loan and Lender. In the event any Lender suspends the making of any Eurodollar Loan pursuant to this Article IV (herein a "Restricted Lender"), the Restricted Lender's Applicable Commitment Percentage of any Eurodollar Loan shall bear interest at either the Base Rate or the Eurodollar Rate for which the suspension does not apply, as selected by Borrower, until the Restricted Lender once again makes available the applicable Eurodollar Loan. Notwithstanding the provisions of Section 2.03(b), interest shall be payable to the Restricted Lender at the time and manner as paid to those Lenders making available

Eurodollar Loans. If the obligation of any Lender to make Eurodollar Loans is suspended, the Borrower may, with respect to such Lender, elect to terminate this Agreement, and in connection therewith, not to borrow at the Base Rate as provided above; provided, that the Borrower notifies such Lender through the Agent of such election at least three Business Days before any date fixed for such borrowing and (i) repays all of such Lender's outstanding Loans plus all accrued interest, commitment fees and other amounts owing to, but not including, the date of repayment at the end of the respective Interest Periods applicable thereto, and (ii) selects, with the consent of the Agent, which shall not be unreasonably withheld, an assignee which shall assume all the rights and obligations of such Lender as to which this Agreement has been terminated. Upon receipt by the Agent of such notice and the assignment to and assumption of the Revolving Credit Commitment by a replacement bank, the Revolving Credit Commitment of such Lender shall terminate.

         4.06 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between a Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender or the Agent pursuant to or in respect of this Agreement or any other Loan Document),
(iii) any withholding taxes payable with respect to payments hereunder or under any other Loan Document under laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect on the Closing Date,
(iv) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits and (v) any taxes arising after the Closing Date solely as a result of or attributable to Lender changing its designated lending office after the date such Lender becomes a party hereto (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

                 (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                 (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

                 (c) pay to the Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

         Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, properly completed, currently effective and duly executed by such Lender or participant establishing that such payment is (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.06, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

                                   ARTICLE V

                     Conditions to Making Loans and Issuing
                               Letters of Credit

         5.01 Conditions of Initial Advance and Issuance of Letters of Credit. The obligation of the Lenders to make Advances and of NationsBank to issue Letters of Credit is subject to the conditions precedent that the Agent shall have received on or before the Effective Date, in form and substance satisfactory to the Agent and Lenders, the following:

                 (a) executed originals of each of this Agreement, the Notes and the other Loan Documents, together with all schedules and exhibits hereto and thereto;

                 (b) favorable written opinions of special counsel to the Borrower and the Guarantors dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Agent, substantially in the forms of Exhibit L attached hereto;

                 (c) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower and each of the Guarantors certified by its secretary or assistant secretary or other appropriate official as of the Closing Date, appointing (in the case of the Borrower) the Authorized Representative and approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

                 (d) specimen signatures of officers of the Borrower and each Guarantor executing the Loan Documents on behalf of such Person, certified by the secretary or assistant secretary or other appropriate official of the Borrower or such Guarantor, as applicable;

                 (e) the charter documents or documents of establishment of the Borrower and each Guarantor certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation;

                 (f) the by-laws of the Borrower and each Guarantor certified as of the Closing Date as true and correct by the secretary or assistant secretary of the Person to whom such by-laws relate;

                 (g) certificates issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation as to the due existence and good standing of the Borrower and each Guarantor therein;

                 (h) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of the

         Borrower and each Guarantor as of a recent date by the Secretary of State or other appropriate Governmental Authority of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could materially adversely affect the business, operations or conditions, financial or otherwise, of the Borrower or any Guarantor;

                 (i) notice of appointment of the initial Authorized Representative of the Borrower in the form of Exhibit C hereto;

                 (j) certificate of an Authorized Representative dated the Effective Date demonstrating compliance with the financial covenants contained in Sections 8.01 through 8.06 as of the immediately preceding Determination Date, substantially in the form of Exhibit L attached hereto;

                 (k)      evidence of insurance required by the Loan Documents;

                 (l)      Borrowing Notice;

                 (m) all fees payable by the Borrower on the Effective Date to the Agent, NationsBank and the Lenders; and

                 (n) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Effective Date in connection with the consummation of the transactions contemplated hereby.

         5.02 Conditions of Loans. The obligations of the Lenders to make any Loans, and NationsBank to issue Letters of Credit hereunder on or subsequent to the Effective Date are subject to the satisfaction of the following conditions:

                 (a) the Agent shall have received a notice of such borrowing or request if required by Article II hereof;

                 (b) the representations and warranties of the Borrower and the Guarantors, taken as a whole, set forth in Article VI hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or issuance of such Letters of Credit, as the case may be, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.01(f)(i) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.01 hereof;

                 (c) in the case of the issuance of a Letter of Credit, Borrower shall have executed and delivered to NationsBank an

         Application and Agreement for Letter of Credit in form and content acceptable to NationsBank together with such other instruments and documents as it shall request;

                 (d) at the time of each such Advance, Swing Line Loan or issuance of each Letter of Credit, as the case may be, and after giving effect thereto no Default or Event of Default specified in
         Article IX hereof, shall have occurred and be continuing;

                 (e) immediately after giving effect to a Swing Line Loan, the aggregate Swing Line Outstanding shall not exceed $10,000,000; and

                 (f) immediately after giving effect to a Loan or Letter of Credit the aggregate principal balance of all outstanding Loans and Participations for each Lender and in the aggregate shall not exceed, respectively, (i) any of such Lender's Revolving Credit Commitment or Letter of Credit Commitment or (ii) any of the Total Revolving Credit Commitment or Total Letter of Credit Commitment.

         5.03 Supplements to Schedules. The Borrower may, from time to time, amend or supplement the Schedules to this Agreement by delivering (effective upon receipt) to the Agent and each Lender a copy of such revised Schedule or Schedules which shall (i) be dated the date of delivery, (ii) be certified by an Authorized Representative as true, complete and correct as of such date and as delivered in replacement for the corresponding Schedule or Schedules previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from each such corresponding predecessor Schedule. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in the event that the Required Lenders determine based upon such revised Schedule (whether individually or in the aggregate or cumulatively) that there has been a material adverse change since the Closing Date in the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole, the Lenders shall have no further obligation to fund additional Advances hereunder.





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

                                   ARTICLE VI

                         Representations and Warranties

         6.01 Representations and Warranties. The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans and issuance of Letters of Credit), that:

                 (a)      Organization and Authority.

                          (i) the Borrower and each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation or creation;

                         (ii) the Borrower and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a material adverse effect on the business or operations of the Borrower or any Subsidiary;

                        (iii) the Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

                         (iv) each Guarantor has the power and authority to execute, deliver and perform the Guaranty and the other Loan Documents to which it is a party; and

                          (v) when executed and delivered, each of the Loan Documents to which Borrower or any Guarantor is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Borrower or Guarantor, enforceable against such Borrower or Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity);

                 (b) Loan Documents. The execution, delivery and performance by the Borrower and each Guarantor of each of the Loan Documents to which the Borrower or a Guarantor is a party:

                          (i) have been duly authorized by all requisite corporate action (including any required shareholder approval) of the Borrower or Guarantor signatory thereto required for the lawful execution, delivery and performance thereof;

                     (ii) do not violate any provisions of (1) applicable law, rule or regulation, (2) any order of any court or other agency of government binding on the Borrower or any Guarantor, or their respective properties, or (3) the charter documents, documents of creation or by-laws of Borrower or any Guarantor;

                    (iii) will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement or other instrument to which Borrower or any Guarantor is a party, or by which the properties or assets of Borrower or any Guarantor are bound;

                     (iv) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or any Guarantor.

                 (c) Solvency. Borrower and each Guarantor are Solvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

                 (d) Subsidiaries and Stockholders. Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in
         Schedule 6.01(d) hereto; Schedule 6.01(d) to this Agreement states as of the date hereof the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 6.01(d), free and clear of any Lien.

                 (e) Ownership Interests. Borrower owns no interest in any Person having an aggregate book value of $10,000 or more other than the Persons listed in Schedule 6.01(d) hereto;

                 (f) Financial Condition. (i) The Borrower has heretofore furnished to each Lender an audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1994 and the notes thereto and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for the Fiscal Year then ended as examined and certified by

         Arthur Andersen L.L.P. and unaudited interim consolidated financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheet and related consolidated statements of operations, cash flows, and changes in stockholders' equity, in each case without notes, for and as of the end of the third fiscal quarter of the Fiscal Year beginning January 1, 1995, as certified by an Authorized Representative. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and third fiscal quarter and results of their operations and the changes in their stockholders' equity for the Fiscal Year and quarter then ended, all in conformity with Generally Accepted Accounting Principles applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end adjustments;

             (ii) since September 30, 1995, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries or in the businesses, properties and operations of the Borrower and its Subsidiaries, considered as a whole, nor have such businesses or properties, taken as a whole, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God;

            (iii) except as set forth in the financial statements referred to in Section 6.01(f)(i) or in Schedule 6.01(f) or Schedule 6.01(j) attached hereto, neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material indebtedness, obligations, commitments or other liability contingent or otherwise which remain outstanding or unsatisfied;

              (g) Title to Properties. The Borrower and its Subsidiaries have title to all their respective owned real and personal properties, subject to no transfer restrictions or Liens of any kind, except for (x) the transfer restrictions and Liens described in Schedule 6.01(g) attached hereto, and (y) Liens permitted under
         Section 8.05 hereof;

              (h) Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith and against which reserves satisfactory to the Borrower's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due;

              (i)         Other Agreements.  Neither the Borrower nor any
         Subsidiary is

                          (i) a party to any judgment, order, decree or any agreement or instrument or subject to restrictions materially adversely affecting the business, properties or assets, operation or condition (financial or otherwise) of the Borrower or of any Subsidiary; or

                          (ii) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could have, a material adverse effect on the business, operations or condition, financial or otherwise, of the Borrower or any Subsidiary;

                 (j) Litigation. Except as set forth in Schedule 6.01(j) attached hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to materially adversely affect the financial condition, business or operations of the Borrower or any Subsidiary;

                 (k) Margin Stock. Neither the Borrower nor any Subsidiary owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower and its Subsidiaries only for the purposes set forth in Section 2.15 hereof. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

                 (l) Investment Company. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

                 (m) Patents, Etc. The Borrower and its Subsidiaries own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets and confidential commercial or proprietary information, trade name, copyright, rights to trade secrets or other proprietary rights of any other Person;

                 (n) No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any Guarantor in accordance with or pursuant to any Loan Document contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained therein not misleading in any material respect;

                 (o) No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated hereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, such consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be;

                 (p)      Benefit Plans.

                          (i) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary or the trusts created thereunder has engaged in a prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA;

                          (ii) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary which are employee pension benefit plans and which are subject to Title IV of ERISA or the trusts created thereunder has been terminated so as to result in a material liability of the

         Borrower under ERISA nor has any such employee benefit plan of the Borrower or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, other than for required insurance premiums which have been paid or are not yet due and payable; neither the Borrower nor any Subsidiary has withdrawn from or caused a partial withdrawal to occur with respect to any Multi-employer Plan resulting in any assessed and unpaid withdrawal liability; the Borrower and the Subsidiaries have made or provided for all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither the Borrower nor any Subsidiary has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of any such employee benefit plan by such Pension Benefit Guaranty Corporation;

                    (iii) Except as set forth in Schedule 6.01(p), the present value of all vested accrued benefits under the employee pension benefit plans which are subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits;

                     (iv) The consummation of the Loans and the issuance of the Letters of Credit provided for in Article II and
         Article III will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption;

                      (v) To the best of the Borrower's knowledge, each employee pension benefit plan subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

                     (vi) There has been no material withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any Subsidiary is or was a contributor;

                    (vii) As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "accumulated funding deficiency," "reportable event," and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code
         Section 4975 and ERISA;

                   (viii) Except as set forth in Schedule 6.01(p), neither the Borrower nor any Subsidiary has any liability not disclosed on any of the financial statements furnished to the Lenders pursuant to Section 7.01(f) hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability would have a material adverse effect on the financial condition of the Borrower or any Subsidiary.

                 (q) No Default. There does not exist any Default or Event of Default hereunder;

                 (r) Hazardous Materials. Except as set forth in Schedule 6.01(r), the Borrower and each Subsidiary is in compliance with all applicable Environmental Laws in all material respects and neither the Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material;

                 (s) RICO. Neither the Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws;

                 (t) Employment Matters. Except as disclosed on Schedule 6.01(j) hereto, the Borrower and all Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation the noncompliance with which might have a material adverse effect on the business, operations or financial condition of the Borrower or any Subsidiary (a "Material Adverse Effect") and there is neither pending nor, to the knowledge of the Borrower, threatened any litigation, administrative proceeding or investigation, in respect of such matters, an adverse ruling or determination in which could have a Material Adverse Effect.

                                  ARTICLE VII

                             Affirmative Covenants

         Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will and will cause each Subsidiary to:

         7.01 Financial Reports, Etc. (a) as soon as practical and in any event within 120 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (i) the consolidated balance sheets of the Borrower and its Subsidiaries, with the notes thereto, the related consolidated statements of operations, cash flow, and shareholders' equity and the respective notes thereto for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing opinions of Arthur Andersen L.L.P., or other such independent certified public accountants selected by the Borrower and approved by the Agent, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower; and
(ii) a certificate of an Authorized Representative as to the existence of any Default or Event of Default and demonstrating compliance with Sections 8.01,
8.02 and 8.03 of this Agreement, which certificate shall be in the form attached hereto as Exhibit M;

         (b) as soon as practical and in any event within 60 days after the end of each quarterly period (except the last reporting period of the Fiscal
Year), deliver to the Agent and each Lender (i) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such reporting period, the related consolidated statements of operations, cash flow, and shareholders' equity for such reporting period and for the period from the beginning of the Fiscal Year through the end of such reporting period, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period, in conformity with the standards set forth in Section 6.01(f)(i) with respect to interim financials, and (ii) a certificate of an Authorized Representative as to the existence of any Default or Event of Default and containing computations for such quarter comparable to that required pursuant to Section 7.01(a)(ii);

         (c) together with each delivery of the financial statements required by Section 7.01(a)(i) hereof, if the accountants specified in Section 7.01(a)(i) shall have obtained knowledge of a Default or Event of Default in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial statements (which at the date of such statements remains uncured), deliver to the Agent and the Lenders a statement specifying the nature and period of existence thereof;

         (d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries; and

         (e) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding Borrower's and each Subsidiary's operations, business affairs and financial condition as the Agent or such Lender may reasonably request. The Agent and the Lenders are hereby authorized to deliver a copy of any such financial information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any regulatory authority having jurisdiction over any of the Lenders pursuant to any written request therefor, or, subject to Section 11.01(e) hereof, to any other Person who shall acquire or consider the acquisition of a participation interest in or assignment of any Loan or Letter of Credit permitted by this Agreement.

         7.02 Maintain Properties. Maintain all properties necessary to its operations in good working order and condition (ordinary wear and tear excepted) and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

         7.03 Existence, Qualification, Etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits, except to the extent conveyed in connection with a transaction permitted under
Section 8.06 hereof, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary.

         7.04 Regulations and Taxes. Comply with all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a Lien against any of its properties except liabilities being contested in good faith and against which adequate reserves have been established.

         7.05 Insurance. (i) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards as are customarily insured against by similar businesses owning such properties similarly situated, (ii) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions providing no less coverage than that specified in Schedule 7.05 attached hereto, such insurance policies to be in form satisfactory to the Agent, and (iii) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes).

         7.06 True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions in accordance with customary business practices, and set up on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

         7.07 Pay Indebtedness to Lenders and Perform Other Covenants. (a) Make full and timely payment of the principal of and interest on the Notes and all other Obligations whether now existing or hereafter arising; and (b) duly comply with all the terms and covenants contained in all Loan Documents and other instruments and documents given to the Agent or the Lenders pursuant hereto or thereto.

         7.08 Right of Inspection. Permit any Person designated by any Lender or the Agent at the Lender's or Agent's expense, as the case may be, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.

         7.09 Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any regulatory or governmental authority with respect to the conduct of its business the non-compliance with which might have a material adverse effect.

         7.10 Covenants Extending to Subsidiaries. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 7.02 through 7.09, inclusive.

         7.11 Officer's Knowledge of Default. Upon the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary, cause an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto.





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


         7.12 Suits or Other Proceedings. Upon the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, in an aggregate amount greater than [$250,000] not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

         7.13 Notice of Discharge of Hazardous Material or Environmental Complaint. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any material (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws or OSHA; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

         7.14 Environmental Compliance. If the Borrower or any Subsidiary shall receive notice from any Governmental Authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws, the Borrower shall promptly (and in any event within the time period permitted by the applicable Governmental Authority) remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation.

         7.15 Further Assurances. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, agreements, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

         7.16 Benefit Plans. Comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (i) within thirty (30) days after the Borrower knows or has reason to know that any reportable event with respect to any employee benefit plan maintained by the Borrower or any Subsidiary which could give rise to termination or the imposition of any material tax or penalty has occurred, written statement of an Authorized Representative describing in reasonable detail such reportable event and any action which the Borrower or applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (ii) promptly after receipt thereof, a copy of





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any notice that the Borrower or any Subsidiary may receive from the Pension
Benefit Guaranty Corporation relating to the intention of the Pension Benefit Guaranty Corporation to terminate any employee benefit plan or plans of the Borrower or any Subsidiary or to appoint a trustee to administer any such plan, and (iii) within 10 days after a filing with the Pension Benefit Guaranty Corporation pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Representative setting forth details as to such failure and the action that the Borrower or its affected Subsidiary, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the Pension Benefit Guaranty Corporation.

         7.17 Continued Operations. Continue at all times (i) to conduct its business and engage principally in the same or complementary line or lines of business substantially as heretofore conducted (subject to the right to dispose of assets in transactions permitted under Section 8.06 hereof and to make Permitted Acquisitions), and (ii) preserve, protect and maintain free from Liens (other than Liens permitted under Section 8.05 hereof) its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets and know-how necessary or useful in the conduct of its operations.

         7.18 Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.15 hereof.

         7.19 New Subsidiaries. Within thirty (30) days of (a) any Subsidiary becoming a Material Subsidiary and (b) the acquisition or creation of any Material Subsidiary, or upon any previously existing Subsidiary becoming a Material Subsidiary, cause to be delivered to the Agent for the benefit of the Lenders each of the following:

                 (i) a guarantee agreement executed by such Subsidiary in the form previously delivered by the Guarantors to the Agent, with appropriate insertions of identifying information and such other changes to which the Agent may consent in its discretion;

                 (ii) an opinion of counsel to such Material Subsidiary dated as of the date of delivery of the guarantee agreement provided in the foregoing clause (i) and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to Section 5.01 hereof), to the effect that:

                          (A) such Material Subsidiary is duly organized, validly existing and in good standing in the jurisdiction of its organization, has the requisite power and authority to own its properties and conduct its business as then owned and then proposed to be conducted and is





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

                 duly qualified to transact business and is in good standing as a foreign corporation in each other jurisdiction in which the character of the properties owned or leased, or the business carried on by it, requires such qualification; and

                          (B) the execution, delivery and performance of the guarantee agreement described in clause (i) of this
                 Section 7.19 to which such Material Subsidiary is a signatory have been duly authorized by all requisite corporate action (including any required shareholder or partner approval), such agreements have been duly executed and delivered and constitute valid and binding obligations of such Material Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); and

                 (iii) current copies of the charter documents, including any bylaws of such Material Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, or appropriate committees thereof (and, if required by such charter documents, bylaws or by applicable laws, of the shareholders or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in clause (i) of this
         Section 7.19 and evidence satisfactory to the Agent (confirmation of the receipt of which will be provided by the Agent to the Lenders) that such Material Subsidiary is Solvent as of such date and after giving effect to the guaranty.

         7.20 Additional Guarantors. If at any time the Borrower and Guarantors, on a consolidated basis (excluding all intercompany obligations),
(i) own less than 80% of Consolidated Total Assets, or (ii) generate less than 80% of Consolidated Net Income, the Borrower shall immediately cause additional Subsidiaries to become Guarantors by complying in all respects with Section
7.19 hereof or cause to be transferred to the Borrower or the existing Guarantors, or both, additional assets of Subsidiaries so that after giving effect to either or both of the foregoing, the Borrower and Guarantors collectively own and generate not less than 80% of Consolidated Total Assets and Consolidated Net Income, respectively.





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                                  ARTICLE VIII

                               Negative Covenants

         Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

         8.01 Indebtedness to Capitalization. Permit at any time the ratio of Consolidated Funded Indebtedness to Consolidated Total Capitalization to be greater than .40 to 1.00.

         8.02 Consolidated Fixed Charge Ratio. Permit at any time the Consolidated Fixed Charge Ratio to be less than 1.50 to 1.00.

         8.03 Indebtedness to EBITDA. Permit at any time the ratio of Consolidated Funded Indebtedness at the date of determination to Consolidated EBITDA for the Four-Quarter Period most recently ended to be greater than 3.00 to 1.00.

         8.04 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except

                 (i) Indebtedness existing as of the date hereof and as set forth in Schedule 8.04 attached hereto and incorporated herein by reference;

                (ii) Indebtedness owed the Agent or the Lenders in connection with this Agreement or any Swap Agreement;

               (iii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                (iv) secured Indebtedness in an aggregate outstanding amount not to exceed at any time five percent (5%) of Consolidated Total Capitalization;

                 (v)      unsecured Indebtedness.

         8.05 Liens. Incur, create or permit to exist any pledge, Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, other than

                 (i) Liens existing as of the date hereof and as set forth in Schedule 6.01(g) attached hereto;

                (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

            (iii)  Liens on property securing Indebtedness permitted under
         Section 8.04(iv); and

             (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles;

              (v) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; and

             (vi) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary.

         8.06 Transfer of Assets. Sell, lease, transfer or otherwise dispose of property, plant and equipment of Borrower or any Subsidiary which have a book value or sales price in excess of 10% of Consolidated Total Assets during any Fiscal Year or 20% of Consolidated Total Assets during the term of this Agreement.

         8.07 Investments; Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or all or substantially all of the assets, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person; provided, Borrower and its Subsidiaries may maintain investments or invest in or acquire

              (i)  Eligible Securities;

             (ii) all or substantially all of the stock or other equity interests, or all or substantially all of the assets of another Person (or a line of business or division of such other Person) constituting a Permitted Acquisition; provided, however, that if the Person or the assets so acquired on a pro forma historical basis as at the date of the acquisition or for the Four-Quarter Period most recently ended preceding the date of acquisition owned assets or generated income, which when consolidated with the assets and income of the Borrower and its Subsidiaries, constitute ten percent (10%) or more of Consolidated Total Assets or Consolidated Net Income, then the Borrower shall furnish to the Agent and the Lenders prior to completing such acquisition a certificate in the form of Exhibit G attached hereto containing information required therein demonstrating that on a historical pro forma basis that after giving effect to such acquisition no Default or Event of Default exists hereunder.

            (iii) investments existing as of the date hereof and as set forth in Schedule 6.01(d) attached hereto;

             (iv) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss; and

              (v) loans and advances to and investments in Subsidiaries who are Guarantors; and

             (vi) loans and advances to and investments in Persons other than Guarantors in an aggregate outstanding amount not exceeding at any time fifteen percent (15%) of Consolidated Shareholders' Equity.

         8.08 Merger or Consolidation. Other than as permitted under Section 8.07(ii) hereof (a) consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales in the ordinary course of business); provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with any wholly-owned Subsidiary of the Borrower, (ii) any Person may merge with the Borrower if the Borrower shall be the survivor thereof and such merger shall not cause, create or result in the occurrence of any Default or Event of Default hereunder.

         8.09 Transactions with Affiliates. Other than transactions permitted under Section 8.08 hereof, enter into any transaction after the date hereof, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower, except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services and (b) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any





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

Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         8.10 Benefit Plans. With respect to all employee pension benefit plans maintained by the Borrower or any Subsidiary:

                 (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA;

                (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject the Borrower or a Subsidiary to a tax or penalty or other liability on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA;

               (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan;

                (iv) except as set forth in Schedule 6.01(p), allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan;

                 (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition, which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a Single Employer Plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation; or

                 (vi) incur any material withdrawal liability with respect to any Multi-employer Plan.

         8.11 Fiscal Year. Change the Borrower's Fiscal Year without prior notification to the Agent.

         8.12 Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with the merger or consolidation of Subsidiaries into each other or into the Borrower permitted pursuant to Section 8.08.





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

                                   ARTICLE IX

                       Events of Default and Acceleration

         9.01 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

                 (a) if default shall be made in the due and punctual payment of the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of
         Article II or Article III hereof, at maturity, by acceleration or otherwise; or

                 (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees or other amounts payable to the Lenders, the Agent or NationsBank under the Loan Documents on the date on which the same shall be due and payable and such failure to pay shall continue for a period of three days; or

                 (c) if default shall be made in the performance or observance of any covenant set forth in Sections 7.06, 7.07(a), 7.11, 7.19 or
         Article VIII hereof;

                 (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent or the Borrower becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation or guaranty in favor of the Agent or the Lenders or delivered to the Agent or the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if without the written consent of the Agent and the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Agent or any Lender); or

                 (e) if a default shall occur, which is not waived, (i) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Loans) of the Borrower or of any Subsidiary in an amount not less than $1,000,000 in the aggregate outstanding, or (ii) in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default shall continue for more than the period of grace, if any, therein specified, or if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof; provided, however, that if the Borrower is contesting the payment amount on any such Indebtedness or the date such payment is due in good faith and the Borrower establishes reserves on its books if required by and in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, then such nonpayment, in and of itself, shall not, absent an acceleration of such Indebtedness constitute an Event of Default; or

                 (f) if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Guarantor pursuant to or in connection with this Agreement or the other Loan Documents, or otherwise, shall be false or misleading in any material respect when given or made or deemed given or made; or

                 (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency, reorganization, bankruptcy, receivership or similar law, domestic or foreign; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute, federal, state or foreign; or

                 (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision which proceeding or petition remains undismissed for a period of thirty (30) days; or if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

                 (i) if (i) any judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $250,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower's or any Subsidiary's properties for any amount in excess of $250,000; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

                 (j) if the Borrower or any Subsidiary shall, other than as permitted under Section 8.08 hereof or in the ordinary course of business (as determined by past practices), suspend (other than for a period not to exceed twenty (20) days by reason of force majeure) all or any part of its operations material to the conduct of the business of the Borrower or such Subsidiary, taken as a whole; or

                 (k) if (i) the Borrower or any Subsidiary shall engage in any prohibited transaction (as described in Section 8.10(ii) hereof), which is not subject to a statutory or administrative exemption, involving any employee pension benefit plan of the Borrower or any Subsidiary, (ii) any accumulated funding deficiency (as referred to in Section 8.10(iv) hereof), whether or not waived, shall exist with respect to any Single Employer Plan, (iii) a reportable event (as referred to in Section 8.10(v) hereof) (other than a reportable event for which the statutory notice requirement to the Pension Benefit Guaranty Corporation has been waived by regulation) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which reportable event or institution or proceedings is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, and in the case of such a reportable event, the continuance of such reportable event shall be unremedied for sixty (60) days after notice of such reportable event pursuant to
         Section 4043(a), (c) or (d) of ERISA is given, as the case may be,
         (iv) any Single Employer

         Plan shall terminate for purposes of Title IV of ERISA, and such termination results in a material liability of the Borrower or any Subsidiary to such Single Employer Plan or the Pension Benefit Guaranty Corporation, (v) the Borrower or any Subsidiary shall withdraw from a Multi-employer Plan for purposes of Title IV of ERISA, and, as a result of any such withdrawal, the Borrower or any Subsidiary shall incur material withdrawal liability to such Multi-employer Plan, or (vi) any other event or condition shall occur or exist; and in each case in clauses (i) through (vi) of this Section 9.01(k), such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Subsidiary to any tax, penalty or other liabilities, and in each such case the event or condition is not remedied to the satisfaction of the Required Lenders within ninety (90) days after the earlier of (i) receipt of notice of such event or condition by the Authorized Representative from the Agent or (ii) the Borrower becomes aware of such event or condition; or
                 (l) if any Person or group of Persons acting in concert other than the owners of more than 35% of the outstanding voting securities of the Borrower as of the Effective Date having voting rights in the election of directors, shall own or control, directly or indirectly, more than 35% of the outstanding securities (on a fully diluted basis and taking into account any voting securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Borrower having voting rights in the election of directors; or

                 (m) the replacement or resignation (other than by reason of death, illness or incapacity), within any two-year period, of a majority of the members of the Board of Directors of the Borrower (the "Board") or a change in the size of the Board, within any two-year period, which results in members of the Board who were in office at the beginning of such two-year period constituting less than a majority of the members of the Board (unless such replacement, resignation or change in size of the Board shall have been effected or initiated by a majority of the members of the Board in office at the beginning of such two-year period);

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

                          (A) either or both of the following actions may be taken: (i) the Agent may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans or issue Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans or issue Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to lend and issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders;

                          (B) The Borrower shall, upon demand of the Agent or the Required Lenders, deposit cash with the Agent in accordance with the LC Account Agreement in an amount equal to the amount of any Letters of Credit remaining undrawn or unpaid, as collateral security for the repayment of any future drawings or payments under such Letters of Credit and the Borrower shall forthwith deposit and pay such amounts and such amounts shall be held by the Agent pursuant to the terms of the applicable Application and Agreement for Letter of Credit;

                          (C) the Agent and the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

         9.02 Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

         9.03 Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

         9.04 No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the





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

exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

         9.05 Default. The Agent and the Lenders shall have no right to accelerate any of the Loans upon, or to institute any action or proceeding before any court to realize upon collateral as a result of, the occurrence of any Default which shall not also constitute an Event of Default; provided, however, nothing contained in this sentence shall in any respect impair or adversely affect the right, power and authority of the Agent and the Lenders
(i) to take any action expressly required or permitted to be taken under the Loan Documents upon the occurrence of any Default (and including any action or proceeding which the Agent may determine to be necessary or appropriate in furtherance of any such expressly authorized action) and (ii) to take any action provided under the Loan Documents or otherwise available by statute, at law or in equity upon the occurrence of any Default.

         9.06 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article IX hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder (other than amounts deposited with the Agent pursuant to Section 9.01(B) which shall be applied first to payment of draws under Letters of Credit) shall be applied by the Agent in the following order:

                 (i) amounts due to NationsBank and the Lenders pursuant to Sections 2.12, 2.16, 3.02(f), 3.03, 11.05 and 11.11 hereof;

                (ii) amounts due to (A) NationsBank pursuant to Section 3.04 hereof, and (B) to NationsBank and/or the Agent pursuant to Section 2.17 hereof;

               (iii) payments of interest on Loans, to be applied for the ratable benefit of the Lenders;

                (iv) payments of principal on Loans, to be applied for the ratable benefit of the Lenders;

                 (v) payment of cash amounts to the Agent in respect of Outstanding Letters of Credit pursuant to Section 9.01(B) hereof;

                (vi) payment of Obligations owed a Lender or Lenders pursuant to Swap Agreements on a pro rata basis according to amounts owed;

               (vii) payments of all other amounts due under this Agreement, if any, to be applied for the ratable benefit of the Lenders; and

              (viii) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.





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

                                   ARTICLE X

                                   The Agent

         10.01 Appointment. Each Lender (including NationsBank in its capacity as maker of Swing Line Loans and as issuer of the Letters of Credit) hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

         10.02 Attorneys-in-fact. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence, gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         10.03 Limitation on Liability. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries, or any officer or representative thereof contained in this Agreement or in any of the other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents, or for any failure of the Borrower to perform its obligations thereunder, or for any recitals, statements, representations or warranties made, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any collateral. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or to inspect the properties, books or records of the Borrower or its Subsidiaries.

         10.04 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing,





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

resolution, notice, consent certificate, affidavit, letter, cablegram, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment and Acceptance shall have been filed with and accepted by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all present and future holders of the Notes.

         10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Authorized Representative or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

         10.06 No Representations. Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

         10.07 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting any obligations of the Borrower or any Subsidiary so to do), including its employees, directors, officers and agents, ratably according to the respective principal amount of the Notes held by them (or, if no Notes are outstanding, ratably in accordance with their respective Applicable Commitment Percentages as then in effect) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent, including its employees, directors, officers and agents, in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations and the termination of this Agreement.

         10.08 Lender. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though it were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

         10.09 Resignation. If the Agent shall resign as Agent under this Agreement, then the Required Lenders may appoint, with the consent, so long as there shall not have occurred and be continuing a Default or Event of Default, of the Borrower, which consent shall not be unreasonably withheld, a successor Agent for the Lenders, which successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof, having a combined surplus and capital of not less than $500,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former Agent shall be terminated and canceled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, that the former Agent's resignation shall not become effective until such successor Agent has been appointed and has succeeded of record to all right, title and interest in any collateral held by the Agent; provided, further, that if the Required Lenders and, if applicable, the Borrower cannot agree as to a successor Agent within ninety (90) days after such resignation, the Agent shall appoint a successor Agent which satisfies the criteria set forth above in this Section 10.09 for a successor Agent and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; provided, however that in such event all provisions of this Agreement and the Loan Documents, shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         10.10 Sharing of Payments, etc. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than pursuant to Article IV) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Article IV), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; provided, however, that for purposes of this Section 10.10 the term "pro rata" shall be determined with respect to both the Revolving Credit Commitment of each Lender and to the Total Revolving Credit Commitment after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Revolving Credit Loans and Reimbursement Obligations. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 10.10 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         10.11 One Lender. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, if at any time NationsBank shall be the sole Lender, all references to and rights, powers and privileges exercisable by the "Agent" shall be deemed to refer to NationsBank.

                                   ARTICLE XI

                                 Miscellaneous

         11.01   Assignments and Participations.

         (a) At any time after the Effective Date each Lender may, with the prior consent of the Agent and the Borrower, which consents shall not be unreasonably withheld (it being understood that consent may be withheld by the Borrower if such assignment would subject the Borrower to the payment of any additional amounts pursuant to the provisions of Section 4.06 hereof), assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any Note payable to its order); provided, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Loans and Participations but excluding outstanding Competitive Bid Loans) under this Agreement, (ii) for each assignment involving the issuance and transfer of a Note, the assigning Lender shall execute an Assignment and Acceptance and the Borrower hereby consents to execute a replacement Note or Notes to give effect to the assignment, (iii) the minimum Revolving Credit Commitment which shall be assigned is $10,000,000 (together with which the assigning Lender's applicable portion of Participations and the Letter of Credit Commitment shall also be assigned), except that one Lender may make an assignment to another Lender in minimum amounts of $1,000,000, (iv) such assignee shall have an office located in the United States, and (v) an assignment (other than an assignment of 100% of its interest) by NationsBank shall not include any portion of the Swing Line or obligation to issue Letters of Credit. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated to it pursuant to such Assignment and Acceptance have the rights and obligations of a Lender hereunder and a holder of such Notes and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from that portion of its Obligations under this Agreement applicable to the rights so assigned; provided that such assignor shall not be released from liability to the Borrower for any acts or omissions of such assignor prior to such assignment. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $2,500.00 which fee shall not be reimbursed by the Borrower.

         (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the





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

financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements delivered pursuant to Section 6.01(f) or Section 7.01, as the case may be, and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of such Notes.

         (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

         (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice thereof to Borrower.

         (e) Each Lender may sell participations at its expense without the consent of Borrower or Agent, to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement; provided, that
(i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Notes issued to it for the purpose of this Agreement, (iv) such participations shall be in a minimum amount of $1,000,000 and, in the case of a participation in the Revolving Credit Facility, shall include an allocable portion of such Lender's Participation, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would (A) extend the maturity of any Note, (B) reduce the interest rate hereunder, (C) increase the Revolving Credit Commitment of the Lender granting the participation other than as permitted by Section 2.10 or
(D) release any Guarantor, and (vi) the sale of any such participations which require Borrower to file a registration statement with the United States Securities and

Exchange Commission or under the securities regulations or laws of any state shall not be permitted.

         11.02 Notices. All notices shall be in writing, except as to telephonic notices expressly permitted or required herein, and written notices shall be delivered by hand delivery, telegram, telex, telefacsimile, overnight courier or certified or registered mail. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against (except as to telephonic or telefacsimile notice) receipt therefor or, in the case of telex, verification by return) at the address set forth below or such other address as such party shall specify to the other parties in writing, or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

                 (a)      if to the Borrower:

                          Republic Industries, Inc.
                          200 E. Las Olas Boulevard
                          Suite 1400
                          Ft. Lauderdale, Florida  33301
                          Attention: Richard L. Handley
                          Telephone: (954) 627-6018
                          Telefacsimile: (954) 779-3884

                 (b)      if to the Agent:

                          NationsBank of Florida, National Association
                          100 S.E. Second Street, 14th Floor
                          Miami, Florida  33131
                          Attention: Corporate Banking Department
                          Telephone: (305) 533-2428
                          Telefacsimile:   (305) 533-2437

                          with a copy to:

                          NationsBank of Florida, National Association
                          One Independence Center
                          101 North Tryon Street
                          NC1-001-15-04
                          Charlotte, North Carolina  28255
                          Attention: Sharon Kendrick
                          Telephone: (704) 386-5000
                          Telefacsimile: (704) 386-9923

                 (c) if to NationsBank in its capacity as issuer of the Letters of Credit:





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

                          NationsBank of Florida, National Association
                          NationsBank Corporate Center
                          100 North Tryon Street
                          Charlotte, North Carolina  28255
                          Attention: Letter of Credit Department
                          Telephone: (704) 386-____
                          Telefacsimile:   (704) 386-____

                     (d)  if to the Lenders:

                          At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

         11.03 Setoff. The Borrower agrees that the Agent and each Lender shall have a Lien for all the Obligations of the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the Obligations of the Borrower to the Lenders then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

         11.04 Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the expiration of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of the Obligations remain outstanding or any Lender has any commitment hereunder. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in this Agreement, the Notes and the other Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

         11.05 Expenses. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement or any of the other Loan Documents (including travel expenses relating to closing), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement (only from and after the occurrence of a Default or Event of Default) or preservation of any rights under this Agreement and the other Loan Documents, including without limitation, the reasonable fees and disbursements of their counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Documents, and (d) to pay, indemnify, and hold the Agent and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents or in any respect relating to the transactions contemplated hereby or thereby, (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from
(i) the willful misconduct or gross negligence of or the willful breach of the Loan Documents by the party seeking indemnification but only after final the adjudication of willful misconduct, gross negligence or breach of Loan
Documents by such Person, (ii) legal proceedings commenced against the Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) any taxes imposed upon the Agent or any Lender other than the documentary, stamp, excise and similar taxes described in clause (c) above or any tax resulting from any Regulatory Change, which tax would be payable to Lenders by Borrower pursuant to Article IV hereof, or (iv) taxes imposed and costs and expenses incurred as a result of a transfer or assignment of any Note, participation or assignment of a portion of its rights. The agreements in this subsection shall survive repayment of the Notes and all other Obligations hereunder. The reimbursement obligations of Borrower contained in this paragraph also do not include the obligation to reimburse Lender or the Agent for any expenses and fees incurred in any dispute between the Lenders and or the Agent arising out of the Loans.

         11.06 Amendments. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Lenders to any departure therefrom by the Borrower shall be effective unless such amendment, modification or waiver shall be in writing and signed by the Borrower and the Agent, but only upon having received the written consent of the Required Lenders, and the same shall then be effective only for the period





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and on the conditions and for the specific instances and purposes specified in such writing; provided, however, that, no such amendment, modification or waiver

                 (i)  which changes, extends or waives any provision of Section
         10.10 or this Section 11.06, the amount of or the due date of any scheduled installment of or the rate of interest payable on any Obligation or the amount of the Total Revolving Credit Commitment, fees, changes the definition of Required Lenders, which permits an assignment by Borrower of its Obligations hereunder, which reduces the required consent of Lenders provided hereunder, which increases, decreases or extends the Revolving Credit Maturity Date or the Revolving Credit Commitment of any Lender or which increases or extends the Letter of Credit Facility or which waives any condition to the making of any Loan shall be effective unless in writing and signed by each of the Lenders; provided, however, the Required Lenders may in their sole discretion waive any Default or Event of Default (other than any Event of Default under Section 9.01(a), (b), (g) or (h) which shall require the agreement of each Lender);

                (ii) which releases a Guarantor shall be effective unless with the written consent of each of the Lenders; or

               (iii) which affects the rights, privileges, immunities or indemnities of the Agent shall be effective unless in writing and signed by the Agent.

Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

         11.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

         11.08 WAIVERS BY BORROWER. IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE LOANS, ANY OF THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING BETWEEN THE BORROWER AND THE LENDERS OR THE AGENT, THE BORROWER AND EACH LENDER AND THE AGENT HEREBY WAIVE, TO THE EXTENT PERMITTED BY





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APPLICABLE LAW, TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION.

         11.09 Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment pursuant to the Loan Documents of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         11.10 Governing Law. ALL DOCUMENTS EXECUTED PURSUANT TO THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, WITHOUT LIMITATION, THIS AGREEMENT AND EACH OF THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF FLORIDA. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF FLORIDA FOR THE PURPOSES OF RESOLVING DISPUTES HEREUNDER OR FOR THE PURPOSES OF COLLECTION.

         11.11 Indemnification. (a) In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Letter of Credit Commitments, the Swing Line and Revolving Credit Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents





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(collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or supported by any Letter of Credit, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the final adjudication of bad faith, gross negligence or willful misconduct with respect to such Indemnified Party or an officer, director, employee or agent of such Indemnified Party, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The provisions of this Section 11.11(a) shall survive repayment of the Obligations, the occurrence of the Revolving Credit Termination Date, and expiration or termination of this Agreement.

         (b) If a claim is to be made by a party entitled to indemnification under this Section 11.11 or Section 7.15 against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party promptly after the party entitled to indemnification receives actual notice of any claim, action, suit, loss, cost, liability, damage or expense incurred or instituted for which the indemnification is sought. If requested by Borrower in writing, and so long as no Default or Event of Default shall have occurred and be continuing, such indemnitee shall contest at the expense of the Borrower the validity, applicability and/or amount of such suit, action, or cause of action to the extent such contest may be conducted in good faith on legally supportable grounds. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Section 11.11, written notice thereof shall be given to the indemnifying party as soon as practicable (and in any event within 20 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the indemnifying party as provided in this Section will relieve indemnifying party from liability hereunder only if and to the extent that such failure results in the forfeiture by the indemnifying party of any substantive rights or defenses. After such notice, if the indemnifying party shall acknowledge in writing to the Indemnified Party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, so long as no Default or Event of Default shall occur and be continuing, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the indemnifying party's cost, risk and





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expense, provided, however, that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the indemnifying party would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnified Party, (ii) the defendants in, or targets of, any such lawsuit or action include both the Indemnified Party and indemnifying party, and the Indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party, (iii) the indemnifying party fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, or
(iv) a Default or Event of Default shall occur and be continuing, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel, provided, however, that each indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section 11.11 which also involves other indemnities, to use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities and provided further, that in no event shall the Borrower be liable for the fees and expenses of more than one separate firm for the Indemnified Parties. The Indemnified Party shall cooperate (with all out of pocket costs and expenses associated therewith to be paid by the indemnifying party) in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party has acknowledged to the Indemnified Party its obligation to indemnify hereunder, the Indemnified Party, so long as no Default or Event of Default shall have occurred and be continuing, shall not settle such lawsuit or enforcement action without the prior written consent of the indemnifying party and, if the indemnifying party has not so acknowledged its obligation, the Indemnified Party shall not settle such lawsuit or enforcement action without giving 20 days' prior written notice of such settlement and its terms to the indemnifying party.

         11.12 Headings and References. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of this Agreement. Words such as "hereof", "hereunder", "herein" and words of similar import shall refer to this Agreement in its entirety and not to any particular Section or provisions hereof, unless so expressly specified. As used herein, the singular shall include the plural, and the masculine shall include the feminine or a neutral gender, and vice versa, whenever the context requires.

         11.13 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or





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invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

         11.14 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

         11.15 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

         11.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under Florida law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.





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         11.17   Confidentiality.  Except as provided in Section 7.01(e) hereof, the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature but may, in any event, make disclosures reasonably required in connection with the contemplated transfer or assignment of any of the Loans or participations or as required or requested by any legal process or applicable regulatory agency or to its attorneys or accountants in the ordinary course of business; provided that, unless specifically prohibited by applicable law or court order, each Lender shall use all reasonable efforts to notify the Borrower of any request under legal process by any governmental agency or representative thereof for disclosure of such information unless prohibited by such legal process but the failure to notify Borrower shall not affect the Borrower's obligations to make payment to the Lenders hereunder and under the Notes.





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

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                                        REPUBLIC INDUSTRIES, INC.


WITNESS:
                                        By:
                                           ---------------------------------
                                        Name:  Richard L. Handley
                                        Title: Senior Vice President &
------------------------                       Chief Legal Counsel

------------------------





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